      As filed with the Securities and Exchange Commission on May 13, 1999
                                                     Registration No. 333-69729
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                AMENDMENT NO. 2

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ---------------------
                                 GEN TRAK, INC.
              (Exact name of registrant as specified in charter)


      Pennsylvania                 23-2437580                     2835
(State or other jurisdiction of (IRS Employer Identification No.) (Primary
                              Standard Industrial
Incorporation or organization)                              Classification Code
                                    Number)


                                Gen Trak, Inc.
                               5100 Campus Drive
                        Plymouth Meeting, PA 19462-1123
                                 610/825-5115
                           Telecopier: 610/941-9498
         (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                             Arthur V. Boyce, Jr.
                                Gen Trak, Inc.
                               5100 Campus Drive
                        Plymouth Meeting, PA 19462-1123
                                 610/825-5115
                           Telecopier: 610/941-9498
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             ---------------------
                       COPIES OF ALL COMMUNICATIONS TO:
                             ---------------------
   Gary A. Miller, Esquire                             Bert Gusrae, Esquire
   Connolly Epstein Chicco                             David A. Carter, P.A
 Foxman Oxholm & Ewing                            2300 Glades Road, Suite 210
       1515 Market Street - 9th Floor                         West Tower
    Philadelphia, PA 19102                             Boca Raton, FL 33431
      215/851-8472                                           561/750-6999
    215/851-8383 (fax)                                   561/367-0960 (fax)

     Approximate Date of Commencement of Proposed Sale to Public: As soon as practicable after effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: /X/

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


                                                 Amount            Proposed Maximum     Proposed Maximum       Amount of
   Title of Each Class of Securities             To be            Offering Price Per        Offering          Registration
           to be Registered                    Registered              Share (1)            Price (1)             Fee
--------------------------------------  -----------------------  --------------------  ------------------  -----------------
Units Consisting of Two Shares
 and Two warrants ....................     805,000(2) Units            $  10.00            $ 8,050,000        $  2,237.90
Common Stock $.01 Par Value,
 Contained in units ..................   1,610,000(3) Shares           $   -0-(5)          $       -0-        $      -0-(5)
Warrants to Purchase Shares of
 Common Stock, Contained in
 units ...............................  1,610,000(4) Warrants          $   -0-(5)          $       -0-        $      -0-(5)
Common Stock, Underlying
 warrants to Purchase
 Common Stock ........................     1,610,000 Shares            $   6.00            $ 9,660,000        $  2,685.48
Underwriter's Unit Warrants ..........     70,000 Warrants             $   -0-             $       -0-        $      -0-
Units Issuable Upon Exercise of
 Underwriter's warrants ..............       70,000 Units              $  14.50            $ 1,015,000        $    282.17
Common Stock Underlying
 Underwriter's units warrants ........  140,000 Shares (5)             $   -0-             $       -0-        $      -0-
Warrants Underlying
 Underwriter's Warrant ...............  140,000 Warrants (5)           $   -0-             $       -0-        $      -0-
Common Stock Issuable Upon
 Exercise of warrants Issuable
 On Exercise of Underwriters'
 Unit warrants .......................      140,000 Shares             $   6.00            $   840,000        $    233.52
                                                                                           -----------        ------------
 TOTALS: .............................                                                     $19,565,000        $  5,439.07
                                                                                           ===========        ============


------------
(1) Estimated solely for calculation of the amount of the registration fee calculated pursuant to Rule 457.


(2) Includes 105,000 units to cover over-allotments, if any.

(3) Includes 210,000 shares to cover over-allotments, if any.

(4) Includes 210,000 warrants to cover over-allotments, if any.

(5) For purposes of computing the registration fee, the units purchase price has been allocated 100% to the units.


     Pursuant to Rule 416, there are also being registered such additional shares as may become issuable pursuant to the anti-dilution provisions of the warrants.


     The Exhibit Index appears on page II-6 of the sequentially numbered pages of this Registration Statement. This Registration Statement, including exhibits contains ___ pages.

                             CROSS REFERENCE SHEET



 ITEM
  NO.                                                               SECTIONS IN PROSPECTUS
 ----                                                               -----------------------------------------
 1.     Front of the Registration Statement and Outside
        Front Cover of Prospectus ...............................   Cover Page
 2.     Inside Front and Outside Back Cover Pages Of                Inside Front Cover Pages; Table of
        Prospectus ..............................................   Contents
 3.     Summary Information and Risk Factors ....................   Prospectus Summary, Risk Factors
 4.     Use of Proceeds .........................................   Prospectus Summary; Use of Proceeds
 5.     Determination of Offering Price .........................   Cover Page; Risk Factors
 6.     Dilution ................................................   Dilution
 7.     Selling Security Holders ................................   Not Applicable
 8.     Plan of Distribution ....................................   Prospectus Summary; Underwriting
 9.     Legal Proceedings .......................................   Business - Litigation
10.     Directors, Executive Officers, Promoters and Control        Directors, Executive Officers, Promoters
        Persons .................................................   and Control Persons
11.     Security Ownership of Certain Beneficial Owners
        and Management ..........................................   Principal Shareholders
12.     Description of Securities ...............................   Description of Securities; Dividend
                                                                    Policy
13.     Interest of Named Experts and Counsel ...................   Experts
14.     Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities ..........................   Statement as to Indemnification
15.     Organization within Last Five Years .....................   Not Applicable
16.     Description of Business .................................   Prospectus Summary; Risk Factors;
                                                                    The Company
17.     Management's Discussion and Analysis or Plan of
        Operation ...............................................   Management's Discussion and Analysis
18.     Description of Property .................................   Business
19.     Certain Relationships and Related Transactions ..........   Certain Transactions
20.     Market for Common Equity and Related Stockholder
        Matters .................................................   Risk Factors
21.     Executive Compensation ..................................   Compensation of Executive Officers
                                                                    And Directors
22.     Financial Statements ....................................   Index to Financial Statements
23.     Changes In and Disagreements With Accountants
        On Accounting and Financial Disclosure ..................   Not Applicable

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                              Initial Public Offering Prospectus



[GRAPHIC OMITTED]

                                 700,000 Units


                 Each Unit Containing 2 Shares and 2 Warrants
                                $10.00 Per Unit



               The shares and warrants are not offered separately
                The warrants are redeemable at $.10 per warrant






Barron Chase Securities, Inc. will underwrite this offering on a firm commitment basis.





--------------------------------------------------------------------------------


                       Price to      Underwriting     Proceeds to
                        Public         Discount         Company
--------------------------------------------------------------------------------
Per Unit .........    $    10.00       $   1.00       $     9.00
--------------------------------------------------------------------------------
Total ............    $7,000,000       $700,000       $6,300,000


--------------------------------------------------------------------------------


Barron Chase Securities, Inc. has an option to purchase and sell an additional
                                 105,000 units.




                             ---------------------
     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 6.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------



[GRAPHIC OMITTED]

                The date of this Prospectus is __________, 1999.

                              PROSPECTUS SUMMARY

     The following is only a summary of detailed information and financial statements and notes to financial statements appearing elsewhere in this Prospectus.

Gen Trak and its Products


     Gen Trak sells health care test kits used for various genetic tests. We sell our products primarily to hospitals and private laboratories performing tests for organ and bone marrow transplants. We are developing new technology which could allow physicians to diagnose infectious disease in their offices during patient visits. We have three patents for this new technology.

     Gen Trak was incorporated in Pennsylvania in November 1986. Our corporate offices are located at 5100 Campus Drive, Plymouth Meeting, PA 19462-1123. Our telephone number is 610/825-5115.



The Offering and Gen Trak's Securities


Securities Offered.......   700,000 units of securities.

                            o Each unit consists of two shares and two
                              warrants.


                            o The shares and warrants are not being offered
                              separately and cannot be transferred separately for a period of 180 days from the date of this Prospectus. The shares and warrants can be transferred separately sooner than 180 days with the consent of the underwriter.


Terms of warrants........   o Each warrant entitles the holder to purchase one
                              share at a price of $6.00. The warrant holders may purchase shares beginning on the day the warrants may be separated from the units. The warrants expire five years from the date of this Prospectus.

                            o We may repurchase the warrants at $.10 per
                              warrant on 30 days' prior written notice.

                            o The warrants may not be exercised if there is no
                              current prospectus covering the exercise of the warrants. We are required to keep this prospectus current for that purpose.

Offering Price...........   $10.00 per unit


Shares of Common Stock
 Outstanding:

 Prior to the Offering...   1,300,000 shares of common stock
 After the Offering......   2,815,000 shares of common stock

     In addition to the 2,815,000 shares that will be outstanding after the offering, Gen Trak will have the following securities outstanding:

     o 1,400,000 warrants


     o Options for 60,000 shares


     o Underwriter's warrants for 70,000 units

     Also, the underwriter has an option to purchase and sell an additional 105,000 units.

Use of Proceeds..........   We will use some of the proceeds of this offering
                            to repay debt owed to stockholders, investors and banks. Most of the proceeds will be used for working capital, expansion of our product lines and general corporate purposes.



Market for Gen Trak's Securities



     Before this offering, there was no market for any of Gen Trak's securities. We cannot guarantee that a trading market will develop for the units. We have applied for listing on the NASDAQ SmallCap(SM) Market and the Boston Stock Exchange. These listing applications have not yet been approved. Our applications contain the following listing symbols:






                                                 Unit
  Proposed Nasdaq Symbols ...................   GTRK

                                                Unit
  Proposed Boston Exchange Symbols ..........    GTR




Summary Financial Data


     The following summary financial data summarizes the financial statements at the end of this prospectus. Those financial statements include notes which the investor should read. The financial statements at the end of this prospectus for the years ended December 31, 1997 and 1998 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the three months ended March 31, 1998 and 1999 are unaudited. The results of operations for the three months ended March 31, 1998 and 1999 do not necessarily indicate of the results to be expected for the full year.


     The "Pro Forma Basic Diluted Loss Per Share" presented in the Statements of Operation data below take into account certain effects from the use of proceeds of the offering as if they had occurred on January 1, 1998. The "As Adjusted" column in the Balance Sheet Data assumes the sale of units in this offering and the use of proceeds from that sale had taken place on December 31, 1998.


                         STATEMENTS OF OPERATIONS DATA






                                                       Years Ended                    3 Months Ended
                                             -------------------------------   ----------------------------
                                                12/31/97         12/31/98         03/31/98       03/31/99
                                             -------------   ---------------   -------------   ------------
                                                                                (Unaudited)     (Unaudited)
Net Sales ................................    $2,710,485      $  2,149,285      $  530,501     $ 459,819
Gross Profit .............................     1,219,557            36,081         253,974       105,753
Net Loss .................................      (138,083)       (1,661,846)       (114,543)     (294,946)
Basic and Diluted Loss Per Share .........    $     (.11)     $      (1.28)     $     (.09)    $    (.23)
Pro Forma Basic & Diluted Loss Per
  Share ..................................                    $      (1.03)                    $    (.17)
Weighted Average Shares Outstanding
  Used in Computing Basic and Diluted
  Loss Per Share .........................     1,300,000         1,300,000       1,300,000     1,300,000
Pro Forma Weighted Average Shares
  Outstanding Used in Computing Pro
  Forma Basic & Diluted Loss Per Share                           1,555,000                     1,555,000

                              BALANCE SHEET DATA






                                                                    March 31, 1999
                                            December 31,    -------------------------------
                                                1998            Unaudited       As adjusted
                                           --------------   ----------------   ------------
Cash ...................................    $   230,104        $    39,453     $4,364,453
Current Assets .........................    $ 1,097,311        $   916,544     $5,241,544
Total Assets ...........................    $ 1,741,214        $ 1,588,834     $5,913,834
Current Liabilities ....................    $ 1,761,764        $ 1,837,136     $  562,136
Long-term Liabilities ..................    $   948,785        $   944,783     $  944,783
Shareholders' Equity (Deficit) .........    $  (969,335)      ($ 1,193,085)    $4,406,915

                                 RISK FACTORS

     You should carefully consider the following risks before making an investment decision. The trading price of our securities could decline due to any of these risks, and you could lose all or a part of your investment. You also should review the other information in this prospectus.

     We Are Not Profitable and May Continue to Incur Losses. Gen Trak was incorporated in 1986 and we have experienced significant operating losses since that date. Despite changes initiated by our management, you cannot be certain that we will become profitable. Our sales have declined steadily, from $6.9 million in 1992 to approximately $2.1 million for the year ended December 31, 1998. For the year ended December 31, 1998, we had a net loss of $1,661,846 which included a one-time inventory write-down of $791,378. In the first quarter of 1999, we had a net loss of $294,946. For these reasons and others, our auditor's opinion contains an explanatory paragraph regarding our ability to continue as a going concern. We believe that if this offering is completed, we will have the ability to continue as a going concern.


     Our management believes that recent poor operating results were the result of manufacturing and other operating inefficiencies. These inefficiencies not only hurt the bottom line, but adversely affected sales because we lacked the pricing flexibility to meet competition. We also were hurt by the lack of competitive products, from a technical standpoint, in a number of important areas. We have taken steps to address the inefficiencies and lack of technical competitiveness.


     Our Growth Will be Limited if We do not Develop New Products To achieve our strategic goals, we must, alone or with others, successfully develop, obtain regulatory approval for, introduce and market new products. If we do not develop new products, our growth will be limited. Our AMPRO Technology has not yet been developed into specific products. We may not be able to develop new products, or obtain regulatory approval for any new products. Any new products which are developed and approved may not be successfully marketed.

     Our Ability to Respond to Business Opportunities and Introduce New Products is Impaired by Extensive Government Regulation of Our Business. Extensive regulation puts a burden on our operations and makes us less flexible. These regulations apply to all competitors in our industry. However, other industries in which you may be considering an investment are not as heavily regulated. Our research and development activities, preclinical studies, clinical trials and marketing of our products are subject to extensive regulation by the Food and Drug Administration and foreign regulatory authorities. All of these regulations reduce our ability to respond to business opportunities and to introduce new products. We face other regulatory burdens. Failure to comply with applicable regulatory requirements can, among other things, result in fines, suspensions of regulatory approvals needed to sell our products, product recalls, operating restrictions and criminal prosecution. Additional government regulation may be established that could prevent or delay regulatory approval of our product candidates.

     The Cost and Length of the Regulatory Process May Prevent us from Bringing New Products to Market on a Timely Basis. To market products which use the new AMPRO technology, we, or any development partners, must undergo an extensive regulatory approval process. The regulatory process takes many years and requires the expenditure of substantial resources. Regulatory review may not be conducted quickly and regulatory approval may not be obtained for AMPRO products we develop.

     Our Business May be Materially Adversely Affected if our Third-Party Manufacturers Fail to Perform. We are now dependent and will likely continue to depend on third-parties to manufacture our products effectively and on a timely basis. The failure of these third parties to perform adequately could have a material adverse effect on our business.

     Our Ability to Operate May be Impaired Because the Raw Materials We Need May Become Difficult to Obtain. Complications or delays in obtaining raw materials could materially impair our business. The raw materials, particularly sera, required for the majority of our products and product candidates are currently available from several suppliers in quantities sufficient to conduct our business. However, we cannot be certain that the raw materials necessary for the manufacture of our products and product candidates will continue to be available in sufficient quantities or at a reasonable cost. Much of the sera used by us is obtained from overseas sources who draw sera from human subjects. Foreign regulations do not now impair our ability to obtain sera. However, because the sera is drawn from human subjects, foreign regulations may change in a way that makes it more difficult for us to get these materials.

     Our Marketing Ability is Limited. Our ability to market our products is limited due to our size and limited product line. Some of our competitors do not have these limitations.

     Our Use of Some of the Offering Proceeds to Pay Debts to Existing Shareholders will Reduce Our Ability to Meet Our Goals. Approximately $300,000 of the offering proceeds will be used to repay a debt owed to one of our existing shareholders. Approximately $45,000 will be used to pay accrued consulting fees to a consultant affiliated with that shareholder. The likelihood we will accomplish our goals through use of your investment funds is reduced by using some of the funds to repay these debts.

     We May Curtail or Discontinue Our Expansion Strategy if Additional Financing is Not Available When Required. Although we believe the net proceeds of this Offering will be sufficient to meet our working capital requirements for the next 24 months, we may need additional cash. Additional financing may not be available on commercially reasonable terms. If future financing is not available when needed, we may be forced to curtail or discontinue our expansion strategy.

     We May Not be Able to Develop New Products Because Our Development Activities will Depend on the Performance of Third Parties. We currently do not have the resources necessary to develop or bring products to market which use our new technology. The proceeds of this offering will not provide us with sufficient resources to bring these products to market. Our ability to develop products from this technology will depend upon our ability to establish and maintain collaborative arrangements. We may not be able to enter into any collaborations. Collaborations with others may place a great deal of control over products developed from our technology in the hands of others.

     You will Suffer Substantial Dilution in the Book Value of Your Investment. The net tangible book value per share of the shares after the offering will be substantially less than the price paid by the investors.

     Restrictions on Exercise of Warrants May Deny Investors Full Benefit of the Warrants. Investors purchasing warrants in this Offering will not be able to exercise the warrants unless at the time of exercise this registration statement is current, or a new registration statement covering exercise of the warrants is effective. In addition, such shares must be registered under the securities laws of the warrant holder's state of residence, if they are not exempt from such laws. The value of the warrants may be greatly reduced if a current registration statement covering the exercise of the warrants is not available or if the shares are not registered or exempt from registration in the states in which the investor lives.

     You May Lose some of the Value of the Warrants if We Repurchase the Warrants. After the warrants become separately transferable, we may repurchase them on 30 days prior written notice if certain conditions are met. We are likely to repurchase the warrants at a time when this is favorable to our company and not the warrant holders. If the warrants are repurchased, warrant holders will lose their right to exercise the warrants except during the 30 day notice period. We may not repurchase the warrants for one year after the date of this prospectus without the consent of the underwriter.



                          FORWARD LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expessed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                   DILUTION


     Gen Trak's net tangible book value (deficiency) at March 31, 1999, was ($1,466,689) or ($1.13) per share. "Net tangible book value (deficiency) per share" means our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding.

     Assuming the units had been sold on March 31, 1999 and 115,000 shares were issued to the holders of certain private placement notes on March 31, 1999, our adjusted net tangible book value at March 31, 1999 would have been approximately $4,133,311 or $1.47 per share. This represents an immediate increase in net tangible book value per share of $2.60 to existing shareholders and an immediate decrease of $3.53 per share to the investors purchasing the units. The following table illustrates the per share dilution in net tangible book value to investors in this offering. In this table, the entire price paid by investors for the units is considered as having been paid for the shares contained in the units. Since the units contain 2 shares each, each share is considered to be sold for $5.00.




       Public offering price per share ...............................                   $ 5.00
          Net tangible book value (deficiency) per share before
           offering ..................................................     $ (1.13)
          Increase per share attributable to sale of units ...........     $  2.60
                                                                           -------
       Adjusted net tangible book value per share after offering .....                   $ 1.47
                                                                                         ------
       Dilution per share to investors in this offering ..............                   $ 3.53
                                                                                         ======



The following table compares


  o the number of shares held by existing shareholders as of March 31, 1999 and to be held by new shareholders after the offering


  o The total amount paid for shares by existing shareholders and to be paid by new shareholders

  o The average price per share paid by existing shareholders and to be paid by new shareholders.

This table


  o does not take into account any shares or warrants contained in units which may be issued if the underwriter exercises its over-allotment option

  o does not include the shares which may be issued on exercise of the underwriter's warrant.

     In this table, no amount is considered to have been paid for the shares being issued to the holders of certain private placement notes who are entitled to receive 115,000 shares on closing of this offering.




                                                                    Consideration
                                              Shares of     ------------------------------
                                            Common Stock                     Average Price
                                              Acquired          Amount          Percent       Per Share
                                           --------------   -------------   --------------   ----------
Existing Shareholders ..................      1,300,000      $1,748,147            20%        $  1.34
Private Placement Note Holders .........        115,000      $        0             0%        $     0
Investors in this offering .............      1,400,000      $7,000,000            80%        $  5.00
                                              ---------      ----------            --         -------
   Totals ..............................      2,815,000      $8,748,147           100%             --


                                USE OF PROCEEDS

     The net proceeds from the sale of the units will be approximately $5,600,000 after deducting the underwriter's discounts and expenses, and all of the other expenses of the offering. If the underwriter exercises the underwriter's over-allotment option, we will receive additional funds. The following table summarizes our intended use of these proceeds.



                                                                            PERCENT OF
                 APPLICATION OF PROCEEDS                       AMOUNT        PROCEEDS
--------------------------------------------------------   -------------   -----------
       Strategic Product Line Expansion ................    $2,500,000         44.6%
       Repayment of Private Placement Notes ............    $  575,000         10.3%
       Repayment of Stockholder Line of Credit .........    $  300,000          5.4%
       Repayment of Bank Line of Credit ................    $  400,000          7.1%
       Working Capital .................................    $1,825,000         32.6%
                                                            ----------        -----
          Total ........................................    $5,600,000        100.0%
                                                            ==========        =====


     Strategic Product Line Expansion. We will use these funds for strategic expansion of our product line by development or acquisition. From time to time in the ordinary course of business, we evaluate the potential acquisition of businesses and technologies that complement our business. Currently, we do not have any commitments to acquire any business or technology.

     Repayment of Private Placement Notes. We will use these funds to repay the outstanding balance of $575,000 of private placement notes issued in a November and December 1998 private placement. The proceeds of these private placement notes were used for working capital and for legal, accounting, printing and other expenses incurred in connection with this offering. The private placement notes must be paid in full at the closing of this offering. In addition, the private placement note holders are entitled to receive at the closing of this offering, for no additional cost, 115,000 shares of our common stock. If this offering closes and the private placement note holders receive their shares, no cash interest will be payable on the private placement notes.

     Repayment of Stockholder Line of Credit. We will use these funds to repay the balance of $300,000 we owe on an unsecured line of credit with Susquehanna Holdings Corp., one of our principal Shareholders.

     Repayment of Bank Line of Credit. We will use these funds to repay the outstanding balance of $400,000 on our bank line of credit. The line of credit is subject to a fluctuating interest rate per annum equal to the bank's "national commercial rate" plus 2.5%. As of March 31, 1999, the interest rate was 10.25%. This line of credit is secured by substantially all of our assets, and life insurance policies on the Chairman of the Board and the President. The line of credit is personally guaranteed by our Chairman of the Board.

     Working Capital. We will use these funds for general corporate purposes and to support expansion into other strategically compatible product lines. The general corporate purposes include payment of accrued payables. Approximately $45,000 of these accrued payables are consulting fees we owe to a consultant affiliated with Susquehana Holdings Corp.

     The amounts in the above table are estimates developed by management based upon our current plans and current economic and industry conditions. Our proposed use of proceeds may be changed if industry or economic conditions change or if our financial condition changes. Management also will have the discretion to change the amount of funds used for each purpose.

     While we cannot be certain, we believe the proceeds from the offering and internally generated funds will satisfy our working capital needs for the next twenty-four months. We may require additional debt or equity financing for future internal growth or acquisitions. We cannot be certain that additional financing on acceptable terms will be available when needed.

     We expect we will use any funds received from exercise of the warrants to expand our product line into related technology markets. Our use of the funds provided by exercise of warrants may be different if different opportunities are available when the warrants are exercised.

     A substantial portion of the proceeds of this offering will be available for general working capital. It may be more difficult for you to judge the likelihood of our success if you do not know the specific use of your investment funds.

     We may make temporary investments in bank certificates of deposit, interest bearing, insured savings accounts, United States government notes, bills or bonds and insured money market funds, until it is time to use the funds for the purposes outlined above. Any income derived from these short-term investments will be used for working capital. Any additional proceeds received from the exercise of the underwriter's over-allotment option will be used for working capital.



                                DIVIDEND POLICY


     You cannot expect to receive cash flow from this investment. We do not anticipate paying cash dividends in the foreseeable future. We intend to retain future earnings to finance the growth of our business. Currently, the terms of our bank line of credit and term loan restrict the payment of dividends without the consent of the lending bank. The Pennsylvania Business Corporation Law provides that dividends may be paid unless, after the dividend, a corporation would be unable to pay its debts as they become due in the usual course of its business, or the total assets of a corporation would be less than the sum of its total liabilities. The payment of future cash dividends will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial conditions of Gen Trak and other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION


     The following table presents the capitalization of Gen Trak as of March 31, 1999. The "As Adjusted" column in the table presents the capitalization taking into account the following as if they had occurred on March 31, 1999:

     o The receipt of the net proceeds from the sale of the 700,000 units at a price of $10/unit


     o The estimated use of proceeds from the sale of these units;


     o The issuance of 115,000 shares of common stock to private placement noteholders, together with a charge to interest expense for the value of such shares at $5.00/share, reduced by $20,778 of interest expense accrued at March 31, 1999, which will not be payable if this offering closes.


     The table does not take into account:

     o The issuance of additional units if the underwriter exercises its over-allotment option;

     o Any shares which may be issued on exercise of the warrants; or

     o Any shares which may be issued on exercise of the warrants to purchase units which will be held by the underwriter.



                                                                  March 31, 1999
                                                        -----------------------------------
                                                              Actual          As adjusted
                                                        -----------------   ---------------
Short-term debt:
   Bank line of credit ..............................     $     400,000      $          0
   Stockholder line of credit .......................           300,000                 0
   Private placement notes ..........................           575,000                 0
   Current portion of long-term debt ................            32,117            32,117
                                                          -------------      ------------
Total short-term debt ...............................     $   1,307,118      $     32,117
                                                          =============      ============
Long-term debt:
   Long-term debt ...................................     $     879,136      $    879,136
   Notes payable to shareholders ....................            58,737            58,737
   Obligations under capital leases .................             6,910             6,910
                                                          -------------      ------------
Total long term debt ................................     $     944,783      $    944,783
                                                          -------------      ------------
Stockholders' (deficit) equity:
   Common stock, $.01 par value, 25,000,000 shares
    authorized, 1,300,000 and 2,815,000 shares issued
    and outstanding .................................     $      13,000      $     28,150
   Additional paid-in capital .......................         1,735,147         7,894,997
   Retained deficit .................................        (2,941,232)       (3,495,454)
                                                          -------------      ------------
Total stockholders' (deficit) equity ................     $  (1,193,085)     $  4,427,693
                                                          -------------      ------------
Total capitalization ................................     $    (248,302)     $  5,372,476
                                                          =============      ============

                            SELECTED FINANCIAL DATA

     The following selected financial data summarizes the financial statements included at the end of this prospectus. Those financial statements include notes which the investor should read. The financial statements at the end of this Prospectus for the years ended December 31, 1997 and 1998 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the three months ended March 31, 1998 and 1999 are unaudited. The results of operations for the three months ended March 31, 1998 and 1999 are not necessarily indicative of the results to be expected for the full year.


Statement of Operations Data:





                                                            Year Ended                        3 Months Ended
                                                ----------------------------------   --------------------------------
                                                    12/31/97          12/31/98           03/31/98         03/31/99
                                                ---------------   ----------------   ---------------   --------------
                                                                                       (Unaudited)       (Unaudited)
Net sales ...................................     $ 2,710,485       $  2,149,285       $   530,501       $  459,819
Cost of sales. ..............................     $ 1,490,928       $  1,321,826       $   276,527       $  354,066
Write-down of inventory .....................              --       $    791,378                --               --
Gross profit ................................     $ 1,219,557       $     36,081       $   253,974       $  105,753
Marketing and selling .......................     $   864,144       $  1,017,310       $   229,460       $  165,401
General and administrative ..................     $   313,888       $    452,294       $    83,641       $  129,719
Research and development. ...................     $    56,746       $     57,268       $    18,474       $   16,401
Total operating expenses ....................     $ 1,234,778       $  1,526,872       $   331,575       $  311,521
Interest expense ............................     $   122,862       $    171,055       $    36,942       $   89,178
Net loss ....................................     $  (138,083)      $ (1,661,846)      $  (114,543)      $ (294,946)
Basic and diluted loss per share ............     $      (.11)      $      (1.28)      $      (.09)      $     (.23)
Weighted average shares outstanding .........       1,300,000          1,300,000         1,300,000        1,300,000

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following is a review of Gen Trak's financial condition and results of operations for the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 and 1999. This review should be read together with the financial statements and notes included at the end of this prospectus. When used in this prospectus, the words "anticipate," "estimate," "expect," "project," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including our failing to generate projected revenues. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could vary materially from those anticipated, estimated or projected.


Introduction

     Since its peak of $6.9 million in net sales in 1992, our sales have declined steadily to $2.1 million in the year ended December 1998. We have had net losses in the last three years. In December of 1996, we hired a new CEO to identify, develop and implement a turn-around program. A major first step in that turn-around program was the move of most of our manufacturing operations from Pennsylvania to an exclusive contract manufacturer in North Carolina in September 1998. We expect the move will improve quality and reduce costs in our core business. The change in manufacturing will allow us to add strategically compatible business lines to broaden our market. We also intend to reduce costs by subleasing the portion of our Pennsylvania headquarters previously devoted to manufacturing, or subleasing the entire facility and moving to more appropriate space. We reduced costs in the first quarter of 1999 by eliminating some of our manufacturing workforce. We were able to do this because we subcontracted manufacturing.


Results of Operations

     The following table presents selected financial information for the periods indicated expressed as a percentage of net sales:






                                                Year Ended                  3 Months Ended
                                        ---------------------------   --------------------------
                                          12/31/97       12/31/98       03/31/98       03/31/99
                                        ------------   ------------   ------------   -----------
Net sales ...........................    100.0%         100.0%         100.0%         100.0%
Cost of sales .......................     55.0           61.5           52.1           77.0
Inventory write-down ................      0.0           36.8            0.0            0.0
                                         -----          -----          -----          -----
   Gross profit .....................     45.0            1.7           47.9           23.0
Operating Expenses:
Marketing and selling ...............     31.9           47.3           43.2           36.0
General and administrative ..........     11.6           21.0           15.8           28.2
Research and development ............      2.1            2.7            3.5            3.5
                                         -----          -----          -----          -----
   Total operating expenses .........     45.6           71.0           62.5           67.7
Loss from operations ................    ( 0.6)         (69.3)         (14.6)         (44.7)
Interest expense ....................      4.5            8.0            7.0           19.4
                                         -----          -----          -----          -----
Net loss ............................    ( 5.1)%        (77.3)%        (21.6)%        (64.1)%
                                         =====          =====          =====          =====



Sales Overview

     Our net sales are primarily derived from:

     o Tissue Typing Serology Products

     o SeraScreen Antibody Typing Trays

     o Monoclonal Antibody Products

     o DNA Products

     Net sales decreased in 1998 from the prior year by 21%, and for the first three months of 1999 by 13% from the first three months of 1998. The decline is attributed to lower unit sales volume and lower average unit prices. The following table presents sales by product category in 1997 and 1998 and for the first three months of 1998 and 1999.






                                                       Year Ended               3 Months Ended
                                                -------------------------   ----------------------
                                                  12/31/97      12/31/98     03/31/98     03/31/99
                                                -----------   -----------   ----------   ---------
Tissue typing serology products .............    1,685,000     1,100,000     267,000      226,000
SeraScreen antibody screening trays .........      530,000       663,000     160,000      166,000
Monoclonal antibodies .......................      267,000       214,000      69,000       34,000
DNA products ................................      116,000        16,000       7,000         ----
Other .......................................      112,000       156,000      28,000       34,000
                                                 ---------     ---------     -------      -------
   Total ....................................    2,710,000     2,149,000     531,000      460,000
                                                 =========     =========     =======      =======




First three months of 1999 compared to first three months of 1998

Net Sales and Gross Profit

     The following table compares net sales and gross profit for the three months ended March 31, 1999 and 1998.

                             3 Months Ended
                         -----------------------    Percentage Decrease
                          03/31/98     03/31/99      from 1998 to 1999
                         ----------   ----------   --------------------
Net Sales ............    530,501      459,819      (13.3%)
Gross Profit .........    253,974      105,753      (58.4%)



     Net sales decreased by 13.3% from $530,501 for the first three months in 1998 to $459,819 for the first three months in 1999. Most of this decrease is attributable to net sales of tissue typing serology products, which declined $41,000, and monoclonal antibodies, which declined $35,000. DNA products also decreased $7,000. The declines were partially offset by a $6,000 increase in the SeraScreen antibody screening trays, and a $6,000 increase in other products. Unit sales volume decreased in most product lines primarily due to the lack of technically competitive products as we introduced the new contract manufactured serology products late in the third quarter of 1998. We had not realized the full impact of our new products by the end of the first quarter of 1999.

     Expressed as a percentage of sales, gross profit for the first three months in 1999 decreased from 47.9% for the first three months in 1998 to 23.0% for the first three months in 1999. This is a result of lower sales volume and a change in the sales mix, whereby serology products, which average a higher gross profit than the other product lines, declined. Aggregate gross profit decreased $148,221 from $253,974 for the first three months in 1998 to $105,753 for the first three months in 1999 primarily as a result of lower sales and the change in sales mix.

Operating Expenses

     The following table compares operating expenses for the three months ended March 31, 1998 and 1999.






                                                          3 Months Ended
                                        ---------------------------------------------------    Percentage Increase
                                                03/31/98                   03/31/99
                                        ------------------------   ------------------------      (Decrease) from
                                           Amount      of Sales       Amount      of Sales        1998 to 1999
                                        -----------   ----------   -----------   ----------   --------------------
Marketing & Selling Expense .........    $229,460     43.2%         $165,401     36.0%         (27.9%)
General & Administrative Expense.        $ 83,641     15.8%         $129,719     28.2%          55.1%
Research & Development Expense.          $ 18,474      3.5%         $ 16,401      3.5%         (11.2%)
                                         --------     ----          --------     ----          -----
   Total Operating Expense ..........    $331,575     62.5%         $311,521     67.7%         ( 6.0%)




     Operating expenses decreased $20,054 or 6.0% from $331,575 for the first three months in 1998 to $311,521 for the first three months in 1999, and increased as a percentage of sales from 62.5% for the first three months in 1998 to 67.7% in 1999.

     Marketing and selling expense decreased $64,059 or 27.9% from $229,460 for the first three months in 1998 to $165,401 for the first three months in 1999, and decreased as a percentage of sales from 43.3% for the first three months in 1998 to 36.0% for the first three months in 1999. The aggregate decrease in marketing and selling expense is primarily attributed to our president's forgiveness of deferred compensation and a decrease in supplies and samples shipped for the first three months in 1999. The forgiveness of deferred compensation by our president relates to the deferred salary owed to him as of March 31, 1999 of $41,200 which he agreed to forego. Supplies expense decreased $10,175 or 93.4% from $10,895 for the first three months in 1998 to $720 for the first three months in 1999, due primarily to the cost and redesign of new sales brochures and product literature incurred in the first three months of 1998. The cost of samples shipped decreased $8,767 or 77.5% from $11,316 for the first three months in 1998 to $2,549 for the first three months in 1999. The aggregate decrease in samples shipped is primarily attributed to not incurring as high a level of sampling in the first three months of 1999 of the SSP DNA line. This line was introduced at the end of 1997 and sampled in the beginning of 1998.

     General and administrative expense increased $46,078 or 55.1% from $83,641 for the first three months in 1998 to $129,719 for the first three months in 1999 and increased as a percentage of sales from 15.8% for the first three months in 1998 to 28.2% for the first three months in 1999. The aggregate increase is attributed to higher professional fees and additional consulting fees. Professional fees increased $20,991 or 183.2% from $11,455 for the first three months of 1998 to $32,446 for the first three months of 1999. The aggregate increase in professional fees is attributed to additional professional services provided in the first three months of 1999. Consulting fees increased $25,200 or 420.0% from $6,000 for the first three months of 1998 to $31,200 for the first three months of 1999. The increase in consulting fees is attributed to the consulting agreement with a stockholder of $22,500 for the first three months of 1999.

     Research and development expense decreased $2,073 or 11.2% from $18,474 for the first three months in 1998 to $16,401 for the first three months in 1999 and remained constant as a percentage of sales.

     Interest Expense

     Interest expense increased $52,236 or 141.4% from $36,942 for the first three months in 1998 to $89,178 for the first three months in 1999 as a result of $20,778 of interest accrued on the notes payable, the amortization of the deferred financing fees of $25,075 on those notes and $7,397 of interest on the stockholder line of credit, all of which were obtained in the last quarter of 1998.


1998 Compared to 1997

Net Sales and Gross Profit

     The following table compares net sales and gross profit for the years ended December 31, 1998 and 1997.

                                                             Year Ended
                                                     -----------------------------    Percentage Decrease
                                                        12/31/97        12/31/98       from 1997 to 1998
                                                     -------------   -------------   --------------------
Net Sales ........................................    $2,710,485      $2,149,285             (20.7%)
Gross Profit Before Inventory Write Down .........    $1,219,557      $  827,459             (32.2%)
Gross Profit After Inventory Write Down ..........    $1,219,557      $   36,081             (97.0%)


     Net sales decreased by 20.7% from $2,710,485 in 1997 to $2,149,285 in 1998. Most of this decrease is attributable to net sales of tissue typing products which declined $585,000. DNA products also decreased $100,000, and monoclonal antibodies declined $53,000. The declines were partially offset by a $133,000 increase in sales of SeraScreen antibody screening trays. Unit sales volume decreased in all product lines (except SeraScreen) primarily due to the lack of technically competitive products. We introduced new contract manufactured serology products late in the third quarter of 1998 to improve product performance and competitiveness, and reduce costs.


     Expressed as a percentage of sales, gross profit decreased from 45.0% in 1997 to 38.5% in 1998 before an inventory write-down, and to 1.7% after the inventory write-down in 1998. The inventory write-down occurred in connection with our decision to subcontract our manufacturing operations to SFP. The agreement with SFP increased our access to unique raw materials that allowed us to improve the quality and breadth of our product offerings. As a result of the release of these new products, we determined that approximately $791,000 of inventory on hand at September 30, 1998 was unusable.




     The drop in gross margin prior to the inventory write-down is a result of lower unit sales volume and a change in the sales mix. Before the inventory write-down, gross profit decreased $392,098 from $1,219,557 in 1997 to $827,459 in 1998, and after the inventory write-down gross profit decreased $1,183,476 to $36,081 in 1998. As discussed above, this decline in gross profit is the result of lower sales, the change in the sales mix and the inventory write down.

Operating Expenses


     The following table compares operating expenses for the year ended December 31, 1998 and 1997.

                                                            YEAR ENDED
                                        ---------------------------------------------------
                                              December 31,              December 31,
                                                  1997                      1998
                                        ------------------------  -------------------------
                                                           %                          %       Percentage Increase
                                           Amount      of Sales       Amount      of Sales     from 1997 to 1998
                                        ------------  ----------  -------------  ----------  --------------------
Marketing & Selling Expense ..........   $  864,144       31.9%    $1,017,310        47.3%            17.7%
General & Administrative Expense .....   $  313,888       11.6%    $  452,294        21.0%            44.1%
Research & Development Expense .......   $   56,746        2.1%    $   57,268         2.7%             0.9%
                                         ----------       ----     ----------        ----             ----
   Total Operating Expenses ..........   $1,234,778       45.6%    $1,526,872        71.0%            23.7%
                                         ==========       ====     ==========        ====             ====

     Operating expenses increased $292,094 or 23.7% from $1,234,778 in 1997 to $1,526,872 in 1998, and increased as a percentage of sales from 45.6% in 1997 to 71.0% in 1998.


     Marketing and selling expense increased 17.7% from $864,144 in 1997 to $1,017,310 in 1998, and increased as a percentage of sales from 31.9% in 1997 to 47.3% in 1998. The aggregate increase in marketing and selling expense is primarily attributed to compensation expense related to the issuance of stock options and an increase in samples shipped, salaries, wages and benefits and convention and promotion expense in 1998. Compensation expense related to stock options issued in 1998 was $66,320 for four employees and a consultant. The cost of samples shipped increased $17,146 or 105.1% from $16,314 in 1997 to $33,460 in 1998. The aggregate increase in samples shipped is attributed to the new SSP DNA line introduced at the end of 1997 and the sampling of the new manufactured product in the third quarter of 1998. Salaries, wages and benefits expense increased $59,639 or 14.5% from $410,576 in 1997 to $470,215 in 1998.
The aggregate increase in salaries, wages and benefits expense is primarily related to an increase in the compensation of the president in 1998. The expense for conventions and promotions increased $13,662 from $17,893 in 1997 to $31,555 in 1998. The aggregate increase in conventions and promotions is primarily related to the increase in costs to attend the annual trade convention. These expenses were partially offset by a decrease in commission expense of $20,795 from $21,320 in 1997 to $525 in 1998, due primarily to the expiration of an international sales commission contract.


     General and administrative expense increased 44.1% from $313,888 in 1997 to $452,294 in 1998 and increased as a percentage of sales from 11.6% in 1997 to 21.0% in 1998. The aggregate increase is largely attributed to compensation expense related to the issuance of stock options and higher salaries, wages and benefits and bad debt write-offs. Compensation expense related to stock options issued in 1998 was $71,850 for one employee, one director and three consultants. Salaries, wages and benefits increased $40,964 or 29.8% from $137,554 in 1997 to $178,518 in 1998. The aggregate increase in salaries, wages and benefits expense is attributed to the hiring of a new controller at the end of June, 1997, replacing the one that left at the end of February, 1997. Bad debt expense increased $17,984 from $6,607 in 1997 to $24,591 in 1998 and was due to a decision that there was a small likelihood to collect $21,000 of an international account and a $3,591 account which filed for bankruptcy.

Interest Expense


     Interest expense increased 39.2% from $122,862 in 1997 to $171,055 in 1998 as a result of interest on the new credit lines and higher interest rates on bank debt due to the amended business loan agreements. See "Liquidity and Capital Resources".


Net Loss


     Before an inventory write-down, Gen Trak's net loss increased $732,385 from ($138,083) in 1997 to ($870,468) in 1998. After the inventory write-down, the net loss increased $1,523,763 to ($1,661,846) in 1998. The increased loss is primarily attributable to the factors discussed above under "Net Sales and Gross Profit" and "Operating Expenses".


Liquidity and Capital Resources


     We have financed our operations primarily from bank debt, private equity financings and cash flow generated from operations. Most recently, we obtained a line of credit from a private investor and obtained financing from a private placement of unsecured promissory notes.


     At March 31, 1999, we had a working capital deficit of $920,592. After the initial use of the proceeds from this offering to pay debts, we expect to have working capital of $4,679,408. In addition, liquidity will improve due to the reduction in debt. The reduction in debt service will increase cash flow by approximately $50,000 per year.


     In the fourth quarter of 1998, we sold $575,000 principal amount of unsecured promissory notes to a limited number of "accredited investors" under a private placement memorandum. The proceeds of that private offering are being used for working capital and legal, accounting, printing and other expenses in connection with this offering. These notes are due and payable in full, without cash interest, at the closing of this offering. At the closing of this offering, purchasers of these notes will receive shares of Gen Trak's common stock with a total value, at the offering price ($5.00 per share), equal to the purchaser's investment in these notes. If this offering is not completed on or prior to September 28, 1999, the notes will be due and payable at that time, unless extended at the option of the underwriter to no later than December 31, 1999. At that time, interest will be payable in cash, calculated at 12% per year from the date of issuance to the date of payment.


     We entered into a $300,000 unsecured line of credit agreement with a shareholder in September 1998. The line of credit bears interest on the outstanding amount of all advances at 10% per annum, payable quarterly in arrears, beginning in December 1998. The line of credit is subordinate to the bank debt. As of the date of this Prospectus, we owed $300,000 under this line of credit. Advances under the line of credit are due upon the earlier to occur of the sale of any debt or equity security from which we receive at least $1,000,000 of net proceeds or September 30, 1999. The debt will be repaid with the proceeds of this offering.


     We have a line of credit with a bank in the maximum amount of $400,000. The line of credit bears interest at a fluctuating rate equal to the bank's "National Commercial Rate" plus 2.5%. On March 31, 1999, the interest rate was 10.25%. On March 31, 1999 we owed $400,000 on this line of credit. The line of credit is secured by substantially all of our assets and life insurance policies on the Chairman of the Board and President. We intend to use the proceeds of this offering to repay the amount owed on our line of credit with the bank. The line of credit will still be available after repayment.


     In 1995, we obtained a bank term loan of $1,300,000. The balance at March 31, 1999 was $908,143. This loan bears interest at 11% per annum and is being repaid over 15 years. This loan is secured by substantially all of our assets, and life insurance policies on the Chairman of the Board and the President. The loan is payable in monthly installments through December 2012.


     We began to outsource our manufacturing operations in September 1998 and expect this change will improve the quality and reduce the cost of our products. We also anticipate improved cash flow as a result of the ability to better manage inventory levels. We believe the anticipated improved operating cash flow resulting from outsourcing the manufacturing operations, together with the proceeds of this offering, will be adequate to fund our current and anticipated levels of operations for approximately 24 months. Events in our operations may, however, result in accelerated or unexpected expenditures. We are pursuing additional research and development of new technology to allow a physician to diagnose and treat infectious disease in the physician's office during a patient's visit. We will require additional financing to expand and complete that research and development. This financing may not be available on acceptable terms or any terms. To the extent that we raise additional capital by issuing equity securities, existing stockholders may be diluted. Future investors may be granted rights superior to those of existing stockholders.



Impact of the Year 2000 Issue

Gen Trak's State of Readiness


     We have reviewed our critical information systems for Year 2000 compliance. The compliance review revealed that Gen Trak's critical accounting information systems are Year 2000 compliant because our network hardware and operating system are "off-the-shelf" products from third parties with Year 2000 compliant versions. We have not yet fully addressed the Year 2000 compliance with all of our critical product databases.

     We are currently engaged in addressing the appropriate modifications to three date-sensitive analysis programs contained in some of our products. All of our product which uses these programs now in inventory or in the hands of customers expires prior to December 31, 1999, and therefore there are no Year 2000 issues with respect to current inventory or products in the hands of customers.

     As part of Gen Trak's Year 2000 compliance review, we are in the process of contacting our primary vendors and large customers to determine the extent to which we are vulnerable to those third parties' failure to remediate their Year 2000 compliance issues. There can be no guarantee that the systems of other companies on which our business relies will be timely converted. Failure to convert by another company could have a material adverse effect on our operations.



The Cost to Address Gen Trak's Year 2000 Issues


     We estimate that the cost of our Year 2000 compliance issues will be less than $10,000 and is not expected to be material to our financial position, cash flow or results of operations.



The Risks Associated with Gen Trak's Year 2000 Issues


     We believe that the risks associated with Year 2000 issues primarily relate to the failure of third parties upon whom our business relies to timely remediate their Year 2000 issues. Failure by third parties to timely remediate their Year 2000 issues could result in disruptions in our supply of parts and materials, late, missed, or unapplied payments, temporary disruptions in order processing and other general problems related to our daily operations. While we believe our Year 2000 compliance review procedures will adequately address our internal Year 2000 issues, until we receive responses from our significant vendors and customers, the overall risks associated with the Year 2000 issue will remain difficult to accurately describe and quantify, and there can be no guarantee that the Year 2000 issue will not have a material adverse effect on our business, operating results and financial position.



Gen Trak's Contingency Plan


     We have not, to date, implemented a Year 2000 contingency plan. It is our intention to devote whatever resources are necessary to assure Year 2000 compliance issues are resolved. However, we will develop and implement a contingency plan by the end of the first half of 1999 in the event our Year 2000 compliance initiatives, particularly those that relate to third parties, fall behind schedule.

                              GEN TRAK'S BUSINESS


Background


     We design, develop and sell test kits for genetic tests. The main use of these test kits is to determine compatibility between potential transplant recipients and donor organs or bone marrow. Our test kits are also used for paternity testing and assessment of an individual's susceptibility to disease. Gen Trak's products use very specific genetic markers known as HLA (Human Leukocyte Antigen) antigens found on the surface of human cells. Our current products are subject to regulation by the Food and Drug Administration.

     Our strategy is to continue to develop diagnostic tools useful in testing for compatability between patients and donor organs and bone marrow. The strategy also incudes development of tools useful in other areas of medicine which use similar technology. We also intend to exploit our new AMPRO Technology. AMPRO Technology is a detection and measurement system that could allow a physician to diagnose and treat infectious disease in the physician's office during the patient visit. We plan to use this technology to develop new diagnostic products that may

     o help physicians detect and treat infectious disease and

     o monitor patient compliance with drug regimens within the hospital, clinic or office setting during patient visits

     We plan to develop this broad product line by establishing relationships with collaborative partners.



Industry Overview


     Overview of HLA Diagnostics Industry. Our current products are sold in the HLA diagnostic products market. Products in this market include test kits, raw materials, equipment and supplies necessary for various tests. The primary use of the products in this market is to determine the compatibility between potential transplant patients and donor organs. These tests are critical to determine whether a donor's organ or bone marrow transplant may be rejected by the recipient's immune system or may attack the recipient's immune system. Similar tests, raw materials, equipment and supplies are used for

     o identity testing

     o family studies to predict the likelihood of developing certain diseases and

     o paternity testing.

     Most of the products in this market are the test kits and the raw materials used within the test kits.


     There are two major markets for transplant testing. The first is screening of potential donors before transplant. This consists of high volume testing to classify and record each potential donor's HLA antigens which may cause a transplant recipient to reject the organ. The other is testing at transplant centers to confirm donor/recipient compatibility and to diagnose and manage organ rejection and other health issues faced by transplant recipients.


     Based on our compilation of publicly available information, we believe that the annual HLA diagnostics market place is approximately $90 million, with the U.S. representing approximately 65% of the market. Our information mostly comes from Dun & Bradstreet Reports on participants in our industry. Most HLA testing is currently serology based. Serology involves evaluating human cells in blood serum. Serology based typing is now used to obtain a general description of an individual's antigens, while a more precise examination is provided by DNA based typing. Approximately 75% of the market is in serology and 25% is in DNA-based typing.

     Commercial suppliers like Gen Trak represent about 70% of the HLA testing product market. Approximately 30% of the market is represented by individual testing laboratories that make their own HLA tests. We have prepared these estimates based on publicly available information. Our information mostly comes from Dun & Bradstreet Reports on participants in our industry. We believe that there are growth opportunities in the U.S. and European markets. Despite some cultural biases against transplants in some Asian and Pacific Rim countries, we believe these markets have not been fully penetrated and the market for our products will grow in those areas. Japan's first heart transplant in thirty years was recently performed. We believe that this will lead to significant increases in transplant procedures in Japan.


     Currently there are approximately 80,000 transplant candidates registered on waiting lists in approximately 500 transplant centers throughout North America and Europe. At any given time, approximately 70% of these patients are waiting for kidney transplants. The others are waiting for liver, heart, heart-lung, bowel or pancreas transplants. Each year, approximately 50,000 new patients receive donated organs. In order to prevent rejection of transplanted organs, recipients must begin a life-long therapy regimen of rejection preventing drugs immediately upon receiving a donated organ. They also begin an on-going program of tests to monitor for the formation of new antibodies which could indicate the beginning of organ rejection.

     A more recent addition to the transplant industry is bone marrow transplant procedures, which are used in cases of leukemia and certain cancers and other diseases. Bone marrow transplants require physicians to manage not only the risk of donated bone marrow being rejected, but also the risk that donated bone marrow may attack the immune system of the recipient. Nearly 30,000 bone marrow transplants are performed annually in the U.S. alone. However, because the sensitivity requirements for matching are even more rigorous than for solid organs such as kidneys, a National Marrow Donor Program has been developed to build an extensive database of prospective donors. Each year this program registers between 200,000 and 250,000 new potential donors into the database. A similar program exists in Europe.

     New Trends in Clinical Diagnostics Industry. The industry of products used to diagnose disease in the clinical setting is composed of two general sub-markets, in vitro diagnostic (IVD) and the electromedical diagnostic markets. In vitro diagnostic procedures are generally any diagnostic procedures performed by placing the patient's blood, saliva or other specimen in a test tube or other environment outside of the patient's body.


     Each sub-market utilizes a different method of diagnosis. Electromedical diagnoses usually involves the use of equipment, such as electro cardiograms, thermometers and X-rays. This equipment is typically manipulated directly by the physician or technician on the patient during a patient visit and requires physician or technician analysis of test results. By contrast, the IVD sector performs diagnostic procedures with patient blood and saliva in the laboratory. IVD testing requires laboratories and technicians to manipulate patient blood and saliva specimens and develop reactions. Electromedical diagnostic products deliver quick test results. IVD diagnostic products are considered more labor intensive and normally deliver test results only after a patient has left the hospital, clinic, physician's office or laboratory. Our current products are used by laboratories in the IVD process.

     Recently, the in vitro diagnostic methods have become more automated. As a result, there is now an emphasis on the use of diagnostic equipment within the IVD sector. The technologies and methods of the IVD and electromedical diagnostic markets are becoming similar. The industry has shifted its focus towards developing diagnostic technology for tests done during a patient visit to a physician's office. In the industry this is known as the near-to-patient market. We anticipate developing our new AMPRO Technology into products useful in the near-to-patient market.


     In the near-to-patient market, diagnostic technologies allow physicians to take and analyze patient specimens of blood or saliva, detect the presence or absence of infectious disease, and prescribe appropriate drug regimens during the patient's visit to the hospital, clinic or physician office. Traditional methods of diagnosing infectious disease required that a medical laboratory or physician draw a patient specimen. The laboratory could then test the specimen and generate a diagnostic report. This report was typically generated only after the patient departed from the physician's office or the laboratory. The near-to-patient technology renders certain medical laboratory technology obsolete by bringing diagnostic tools to the hospital or physician's office.


     The near-to-patient market is changing the marketing focus of the industry. The diagnostics industry traditionally marketed the bulk of IVD diagnostic products to laboratory directors. In the near-to-patient market, laboratory directors are no longer considered the customers. This emerging customer base includes physicians motivated to maintain control over their medical practices and stop relying on outside sources for diagnostic procuedures. The new customer base also includes patients demanding quick and accurate test results at a reduced cost. As this new customer base flourishes, the diagnostics industry has been forced to review its current marketing strategy, shift its focus towards the new customer base and develop diagnostic products to be marketed in the near-to-patient market. We have developed our new AMPRO technology to serve the near-to-patient market. While no products have yet been developed from AMPRO technology, we believe this technology can be developed into products which will enable physicians to make diagnoses in their offices during a patient visit.


Description of Our Products and their Uses



     Gen Trak currently has four types of products:

     o Serology Products


     o DNA Typing Products

     o Cell Separation Products


     o Monoclonal Antibodies


     Serology is the science of identifying cells or antibodies in a patient's blood. Antibodies are molecules formed in a patient's blood as a reaction to foreign matter in the person's body systems. Our products are used by laboratories in the serology process. DNA testing looks at the DNA within a cell and provides a more precise examination of the cell structure. Cell separation/preparation products are used to separate white cells from whole blood before the serology or DNA testing can be performed. Monoclonal antibodies are used to screen blood for certain abnormalities. The following describes the process of organ transplantation, which is the primary circumstance in which our current products are used.


     Organ Transplantation. Organ transplantation can save or improve the lives of patients with organ failures for whom there are few alternative treatments. Transplantation involves surgically replacing the failed organ of a transplant recipient with a good organ from a donor. Because the success of a transplant depends on the degree of compatibility between the organ donor and the recipient, a typical transplant candidate must wait on a national computerized waiting list until a compatible organ can be found. HLA testing is used in the transplant market to match potential bone marrow and organ donors to recipients.

     In addition to being a life-saving and life-enhancing procedure, transplantation can be cost-effective as well. For example, over a ten year period the cost of a kidney transplant is generally less than the cost of dialysis. However, transplantation is still very costly, due in substantial part to the costs of lifetime therapy to suppress the immune system's attack on the transplant, and the side effects from that therapy, as well as the costs of treating rejection and infection episodes. Use of HLA testing may result in substantial cost savings to hospitals and insurance plans by increasing the chance of a proper transplant match and therefore reducing the probability of the need for additional transplants or expensive drug therapies to prevent rejection.

     The Transplant Immune System Response. The immune system functions to defend the body from invading bacteria, viruses and other foreign matter, including donor organs or bone marrow. When the body is invaded by foreign matter, certain components of the immune system recognize the foreign materials and generate antibodies that identify, target and eliminate the foreign matter. The immune system of the transplant recipient identifies antigens (HLA molecules) present on the surface of the white blood cells contained in the donor organ or bone marrow, as foreign matter which must be destroyed. This can result in organ rejection.

     The degree of rejection is largely dependent upon the degree of compatibility between the transplant recipient and donor antigens. Antigen matching between donor and transplant recipient can be determined by examination and comparison of genetic markers contained in the antigens of both the transplant recipient and donor. Even with the use of drugs that prevent rejection by suppressing the immune system's response, organ or bone marrow rejection occurs quite frequently, and the chronic use of these drugs can lead to serious side effects. To increase the likelihood of successful organ or bone marrow transplantation, it is critical to conduct accurate genetic testing and create an antigen profile of the potential transplant recipient and donor prior to transplantation to confirm compatibility.

     It is also necessary to continuously monitor transplant patients for newly-formed antibodies that attack donor antigens and cause organ or bone marrow rejection.


     Serology-based typing products. We sell a broad line of serology based tissue typing trays. These products are used to determine the compatibility between potential transplant recipients and donor organs or bone marrow. This compatibility will help predict the likelihood that the recipient's immune system will recognize the donor organ or bone marrow as foreign and seek to destroy it. Laboratories must use multiple trays for accurate results. The process must be repeated with each potential donor and donor organ.

     Each serology based tissue typing tray contains antibodies placed in small quantities (approximately one microliter) in separate wells, each tray holding from 60 to 72 different antibodies. A small sample of a patient's blood is drawn and sent to an HLA laboratory. An HLA laboratory technician extracts white blood cells from the patient's blood sample, and places the cells in each well of our trays. Other materials are added to this mixture, and the reaction created by the interaction of the individual's white blood cells and the materials (anti-sera) already contained in the wells is analyzed by the technician.

     We also sell antibody screening trays. These products are used to monitor the antibodies of potential transplant recipients for change. These products are also used to monitor the antibodies of patients who have received transplants to determine the degree of rejection. In addition, antibody screening trays are used to determine whether blood transfusion patients have antibodies which will reject the new blood.


     DNA typing products. DNA typing trays can provide a more exact definition of a person's antigens than serology. While serology based methods examine antigens present on the surface of a person's white blood cells, DNA testing examines DNA extracted from the person's white blood cells. The more exact definition resolves ambiguities which can be left by serology based testing. This can lead to more accurate compatibility determinations


     Each of our DNA typing trays is made of plastic, with a varying number of wells based upon the technician's needs. The HLA laboratory technician first extracts DNA from white blood cells in a patient's blood and places a portion of the DNA sample in each of the wells. The wells are preloaded with substances called primer pairs that cause the patient's DNA sample to rapidly multiply. The HLA laboratory technician compares the patient's DNA sample to the DNA control to confirm the patient's genetic profile.

     The DNA can be tested using two formats, known in the industry as SSO and SSP. We market a tray compatible with the SSO format under the CQuentials brand name. We also market a tray compatible with the SSP format under the GenYsys brand name. The CQuentials products are manufactured using our own technology. The GenYsys products are obtained from a third party.


     Cell separation/preparation products. White cells carrying HLA antigens must first be separated from whole blood before the processes described above can begin. Gen Trak has recently developed magnetic beads that make the separation process faster.


     Use of these magnetic beads is a fairly recent innovation over older, more tedious separation techniques. Many HLA labs, however, continue to use the older separation techniques due to perceived cost savings. We believe that demand for these magnetic bead separation products will increase because these products will increase laboratories' productivity and reduce laboratories' overall costs.



Development of AMPRO -- Gen Trak's New Technology


     We have developed the basic technology for a detection and measurement system that could allow a physician to diagnose infectious disease in his or her office during the patient visit. When the human body is invaded by bacteria or viruses, the immune system generates antibodies to combat the infection. Each virus or infection triggers the generation of a unique set of antibodies. To diagnose infectious disease, the physician or laboratory technician seeks to confirm the presence or absence of these unique antibodies in a sample of a patient's blood or saliva. Our new technology which we have named "AMPRO Technology" may simplify the analysis of patient blood or saliva samples by amplifying or increasing the signal from the unique antibodies. Amplification will allow the laboratory technician or physician to more quickly and easily identify the virus or bacteria and diagnose and treat the illness. We expect that AMPRO Technology could reduce costs and produce accurate and quantifiable results by isolating patient samples immediately after taking the samples from the patients. Using patient samples in this manner will allow tests to be performed with pure and uncontaminated reagents. This process will allow the physician to detect a very small number of molecules in a sample.

     We are currently pursuing potential development partners to reduce this technology to practice. We currently have no agreements or understandings with potential partners. We have completed internal plans for licensing AMPRO technology to other companies for use in products they produce. A third patent for AMPRO was issued on February 9, 1999, and we began aggressively seeking partners at that point.


Commercialization Strategy


     We are evaluating potential relationships with corporate and other partners to identify relationships which would complement and expand our research, development, sales and marketing capabilities. Our business strategy includes the formation of marketing alliances to market our products. We also plan to maintain a long-term contract manufacturing agreement with SFP Research, Inc. for our serology product supply. We also may enter into other contract manufacturing agreements as we near completion of our development of other potential products.

     Marketing. We distribute our products worldwide with about 80% of sales in the U.S. In the U.S., we use a small direct sales organization to target high-volume transplant hospitals. We use local distributors in foreign countries. These distributors generally have healthcare market expertise and contacts within their country's health systems.

     Our marketing strategy for AMPRO Technology will include developing products with different menus of tests for different areas of medicine, such as

     o hematology

     o respiratory infections

     o gastrointestinal infections

     o diseases of aging

     o genetics

     o cancer.

     The users of the products in each of these areas of medicine will select from menus for different diagnostic technologies, such as chemistry, microbiology, immunology and cytology. We do not license rights to our current technology. However, because of the cost of developing new products, we plan on marketing AMPRO products with marketing partners who have market presence in various testing areas.

     We are not dependent on any one customer or any small group of customers. No customer accounted for more than 5% of sales in 1998.

     Manufacturing. Before September, 1998, our manufacturing for serology products was carried out in our Plymouth Meeting, Pennsylvania facility. In September, 1998, we entered into an exclusive contract manufacturing agreement with SFP Research Inc. of Liberty, North Carolina for our serology-based products. Our GenYsys DNA products are made by BioSynthesis, Inc. of Lewisville, Texas. We manufacture our new magnetic bead cell separation product line in-house. The agreement with SFP will provide opportunities to broaden access to unique raw materials, reduce costs and enhance product development efforts.

     Our raw materials are the plastic trays and the sera which is put in the tray wells. The trays are standard laboratory equipment and can be obtained from several commercial suppliers. Sera comes from hospitals and laboratories that draw blood from people. We obtain the sera directly from hospitals or laboratories and indirectly through distributors or brokers. Most of the sera required can be obained from several hospitals, laboratories, distributors and brokers but some are more unique and are available from a limited number of sources. We and our manufacturing partners continuously seek to identify sources of alternative supplies and higher quality supplies. We currently have relationships with more than one source of supply for all of our raw materials.

     We will likely rely on partners who have manufacturing capabilities to manufacture any new products. We are now dependent on and will depend upon third-parties to perform their obligations effectively and on a timely basis. Failure of other parties to perform may delay development or submission of products for regulatory approval, or otherwise impair our competitive position. In addition, the manufacturing of product candidates involves a number of technical steps and requires meeting stringent quality control specifications imposed by government regulatory bodies and by ourselves. Such products can only be manufactured in facilities approved by the applicable regulatory authorities. Because of these and other factors, we may not be able to quickly and efficiently replace our manufacturing capacity in the event that our manufacturers are unable to manufacture their products.


Competition


     The principal markets for our existing and proposed products are very broad and competitive. We are in direct competition with many companies having far greater financial and other resources. Among Gen Trak's major competitors are One Lambda, Inc., PelFreez, Inc., Dynal, Inc., BioTest Diagnostics Corp., Murex Diagnostics, Inc. and Sangstadt Medical Corp. Of the competitiors listed, all are privately-held with the exception of Sangstadt Medical Corp. Murex Diagnostics, Inc. became a subsidiary of Abbott Laboratories in March, 1998.


Government Regulation


     All aspects of our business are subject to extensive regulation by the Food and Drug Administration and other domestic and foreign regulatory authorities. We are also subject to various federal, state and local laws and regulations relating to safe working conditions, and the use and disposal of hazardous or potentially hazardous substances used in our operations. Federal and state statutes and regulations govern, among other things,

     o testing

     o manufacture

     o safety

     o effectiveness

     o labeling

     o storage, record keeping

     o approval

     o advertising

     o promotion

     o import and export.

     The studies and trials required before we can even ask the Food and Drug Administration for approval and the regulatory approval process typically take years and require considerable expense. Additional government regulation may be established that could prevent or delay regulatory approval of our product candidates. Delays or rejections in obtaining regulatory approvals would adversely affect our ability to receive product revenues or royalties. If regulatory approval of a product candidate is granted, the approval may include significant limitations on the indicated uses for which the product may be marketed.

     The Food and Drug Administration and other regulatory authorities require that the safety and effectiveness of certain of our products be supported through adequate and well-controlled clinical trials. If the results of pivotal clinical trials do not establish the safety and effectiveness of our product candidates to the satisfaction of the regulatory authorities, we will not receive the approvals necessary to market our proposed products.

     In addition, our products must meet performance requirements of the American Society of Histocompatibility and Immunogenetics as well as labeling laws.

     We have received pre-market approvals from the Food and Drug
Administration, as described below, for our current products. The United States Department of Health and Human Services has issued a renewal Certificate to Foreign Government that allows us to export certain of our serology and DNA products to foreign countries.

     Food and Drug Administration Regulation -- Approval of Diagnostic and Monitoring Products. Our current products and product candidates are regulated as medical devices by the Food and Drug Administration. The products must be cleared by the Food and Drug Administration prior to commercial distribution. New medical devices are generally introduced to the market based on a pre-market notification or "510(k)"submission to the Food and Drug Administration. In this process, the sponsor establishes that the proposed device is "substantially equivalent" to certain devices already legally marketed. The claim of substantial equivalence will generally have to be supported by various types of data and materials including, in some instances, preclinical and/or clinical test results.

     The sponsor may not commercially distribute the device in the U.S. until the Food and Drug Administration issues an order stating that the product has met the substantial equivalence test. The order may be sent within 90 days of submission but could take significantly longer. The Food and Drug Administration may, however, determine that the proposed device is not substantially equivalent, or may require further information, such as additional test data. Such determination or request for additional information could delay our market introduction of our products and product candidates by several quarters. This could have a material adverse effect on our business, financial condition and results of operations.


     If the sponsor of a pre-market notification cannot obtain a Food and Drug Administration order declaring substantial equivalence, the sponsor will have to submit a pre-market approval application. A pre-market approval application will generally have to be supported by extensive data, including preclinical and clinical trial data, to prove the safety and efficacy of the device. Although, by statute, the Food and Drug Administration has 180 days to review a pre-market approval application once it has been accepted for filing, pre-market approval application reviews more often involve a significantly longer time period, usually 12 to 24 months or longer from the date of filing.


     Each clinical trial must be approved by and conducted under the oversight of an independent review board and with patient informed consent. The process can cause further delays in bringing a product to market. There can be no assurance that any of our product candidates will receive regulatory approvals for commercial distribution.

     Prior to any approval of our products for marketing, all manufacturing facilities must pass the Food and Drug Administration preapproval inspections.

     Food and Drug Administration Regulation -- Post-Approval Requirements. Gen Trak, our products and the facilities manufacturing our products are subject to continual review and periodic inspection. Each U.S. device manufacturing facility must be registered with the Food and Drug Administration. Domestic manufacturing plants are subject to biennial inspections by the Food and Drug Administration. Domestic facilities must comply with the Food and Drug Administration's good manufacturing procedures regulations. Foreign manufacturing establishments must comply with the Food and Drug Administration's good manufacturing procedures regulations and are subject to periodic inspection by the Food and Drug Administration or by regulatory authorities in those countries under reciprocal agreements with the Food and Drug Administration. In complying with good manufacturing procedures regulations, manufacturers must expend funds, time and effort in the area of product and quality control to ensure full technical compliance. The Food and Drug Administration stringently applies regulatory standards to manufacturing.

     Our labeling and promotional activities are regulated by the Food and Drug Administration. In certain instances these activities may be regulated by the Federal Trade Commission. We must also report certain adverse events involving our drugs and devices to the Food and Drug Administration. The Food and Drug Administration can impose other post-marketing controls on us and our products, and has expanded authority in this regard for certain products.

     Failure to comply with applicable regulatory requirements can have significant negative effects for us. These could include warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant approvals, pre-market clearance or pre-market approval, withdrawal of approvals and criminal prosecution of Gen Trak and its employees.


Environmental Regulation


     In addition to laws and regulations faced by most manufacturing businesses, we must comply with strict regulations regarding handling and disposal of biological specimens. We believe that we have complied with these laws and regulations. We have never been required to take any action to correct noncompliance. We believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations. However, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, we could be held liable for any damages that result and any such liability could exceed our resources.


Patents and Proprietary Technology


     Our ability to profitably commercialize our potential products will depend, in part, upon our ability to obtain patents, enforce those patents, preserve trade secrets, and operate without infringing upon the proprietary rights of third parties. Gen Trak has been granted four patents:



       Patent No.            Issued     Name and Use
-----------------------   -----------   --------------------------------------------------------
a. 5,573,914 ..........    11/12/96     DNA/RNA target and signal Amplification for use with
                                        our AMPRO technology.
b. 5,645,990 ..........    07/08/97     Identification and Paternity Determination by Detecting
                                        Presence or Absence of Multiple Nucleic Acid Sequences,
                                        used in paternity testing.
c. 5,723,297 ..........    03/03/98     Process for Determining an Antibody Using a Nucleic
                                        Acid Amplification Probe for use with our AMPRO
                                        technology.
d. 5,869,260 ..........    02/09/99     Nucleic Acid-Antibody Constructs and Their Use in
                                        Antigen Detection for use with our AMPRO technology.



     Until the AMPRO Technology has been fully developed, we cannot be certain if we can manufacture or commercialize any products based on this technology without infringing patent or other proprietary rights of third parties.

     We believe patent protection is important. However, patents may not necessarily provide protection that has commercial significance. We cannot be sure that the scope af any claims granted in our patents will provide protection. Our patent rights, and the patent rights of medical products in general, are highly uncertain and include complex legal and factual issues. Portions of our patents may be found invalid or unenforceable by a court. In addition, by reviewing our publicly available patents, a competitor could potentially devise a way to achieve the same result with modifications to the technology which would not infringe on our patents.

     We also rely on trade secrets and proprietary know-how which we seek to protect, in part, by confidentiality agreements with our employees and consultants. These agreements may be breached, and we may not have adequate remedies for any breach. Our trade secrets may become known or independently developed by competitors. Trade secrets do not protect against a competitor's independent development of the same technology. We intend to register the names of our products on the federal trademark register. However, there can be no assurance that any trademark registration will be granted or not challenged by competitors.



Employees


     As of March 1, 1999, we have 9 full-time employees and 2 part-time employees. Of these, five are employed in executive and administrative positions, four are employed in marketing and sales and 2 are employed in manufacturing.



Facilities


     Our headquarters are located in Plymouth Meeting, Pennsylvania. Floor space in that facility is approximately 12,832 square feet, including offices, manufacturing space, storage areas and laboratories. The Plymouth Meeting facility serves as the principal site for process development, quality assurance and control, and regulatory affairs. The lease for this building space expires on March 1, 2000 and may be renewed for subsequent years. Since we have out-sourced most of our manufacturing, we intend to reduce costs by either subletting the manufacturing space at the current facility or subletting the entire facility and moving to more appropriate space. We do not anticipate any difficulty in finding appropriate space now or as we expand.



                     Additional Information about Gen Trak


     Gen Trak has filed a registration statement under the Securities Act of 1933, covering the securities offered by this prospectus, with the United States Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Gen Trak and the securities offered by this prospectus, reference is made to the registration statement.

     After the effective date of the registration statement, Gen Trak is required to file periodic reports with the Securities and Exchange Commission. Copies of materials we file with the SEC may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0300. The SEC maintains an Internet Site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet Site is http://www.sec.gov. We expect to file our required reports and other information electronically with the SEC.

     After the completion of this Offering, we will provide our stockholders with annual reports containing financial statements audited and reported on by independent auditors and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year. Stockholders can obtain the most recent copies of these reports by sending a written request to our shareholder relations officer at our principal executive offices located at 5100 Campus Drive, Plymouth Meeting, Pennsylvania 19462.

                                  MANAGEMENT


Directors and Executive Officers



     The following table lists the names and positions of our Directors, Executive Officers and key employees:




                Name                    Age                         Position
------------------------------------   -----   --------------------------------------------------
Arthur V. Boyce, Jr. ...............    50     President, Chief Executive Officer and Director
George L. Bird, Jr. ................    68     Chairman of the Board of Directors, Secretary and
                                               Director
Harry A. Arena .....................    49     Director
Gerald Hamburg .....................    62     Director
Dr. Gerhard Ertingshausen ..........    62     Director
Donald O. Nichols ..................    43     Vice President, Treasurer, Controller and Chief
                                               Financial Officer
Patricia C. McGrath ................    48     Director of Marketing and Technical Services


     All Directors hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. Executive officers of Gen Trak are appointed by and serve at the discretion of the board of directors. Our board will consist of at least five (5) directors, at least two
(2) of whom shall be "independent." The underwriter will also be entitled to have an observer at all board meetings.

     The following sets forth biographical information concerning our directors and executive officers for at least the past five years. The President, Controller and Director of Marketing are full time employees of Gen Trak. Mr. Bird, our Chairman of the Board, is not employed full time by us but does dedicate all of his working time to our affairs. Prior to June, 1990, Mr. Bird was a full time employee of Gen Trak.


     Arthur V. Boyce, Jr. has served as President, Chief Executive Officer and director of Gen Trak since December, 1996. Previously, he was Vice President of Marketing and Sales for ActiMed Laboratories, Inc. in Burlington, New Jersey. ActiMed is a privately held start-up medical products company with venture capital backing. Prior to that, Mr. Boyce was Vice President of Marketing for Kendall-Futuro Company in Cincinnati, Ohio, a consumer home health care product manufacturing and marketing company owned by Colgate Palmolive. Mr. Boyce earned a Bachelor of Arts from the University of Connecticut in 1970.

     George L. Bird, Jr. has served as Chairman of the Board and director since November, 1986. He has served as Acting Secretary since December, 1996. Previously, he was Chief Executive Officer from November, 1986 until July, 1992 and President from November, 1986 until June, 1990. He has been actively involved in the AMPRO project from 1992 through the present. Prior to the founding of Gen Trak, he was a division president at Smith Kline Beacham Corporation. Mr. Bird earned a Bachelor of Science in Electrical Engineering from the Milwaukee School of Engineering in 1957.

     Harry A. Arena has served as a director since November, 1986. Prior to January, 1999, he also served as the Company's Treasurer. He is currently the Managing Partner of Arena, Snyder, Rothschild and Theis, an accounting and financial consulting firm in Exton, Pennsylvania. Mr. Arena earned a Bachelor of Arts from Holy Cross College in 1971 and an MBA from Stanford University Graduate School of Business in 1974.

     Gerald Hamburg has served as director since March, 1992. He is currently the Senior Attorney of Hamburg, Rubin, Mullin, Maxwell & Lupin, a law firm in Lansdale, Pennsylvania. Mr. Hamburg earned a Bachelor of Science from the Wharton School of the University of Pennsylvania in 1957 and his J.D. from Stanford University Law School in 1960.


     Dr. Gerhard Ertingshausen joined the board of directors at the end of December, 1998. He is currently Vice President at Molloy Associates, a consulting company in Princeton NJ. He founded ActiMed Laboratories, Inc. in 1991 and was that Company's CEO through 1996. Prior to starting ActiMed, Dr. Ertingshausen was the CEO of EM Diagnostic Systems, a clinical laboratory diagnostic and reagent company which is a subsidiary of E. Merck Darmstadt. Dr. Ertingshausen holds a Ph.D. in chemistry from the Technical University in Berlin and an MBA from Fordham University.

     Donald O. Nichols has been Controller of Gen Trak since June, 1997, Vice President since September, 1998 and Treasurer and Chief Financial Officer since January, 1999. Previously, he was Controller of MEECO, Inc., a privately held instrument manufacturer in Warrington, Pennsylvania from February 1995 to June 1997. Prior to that, he was the Accounting Manager for Phoenix Technologies, Inc. a privately held multi-subsidiary manufacturing, sales and service company in Valley Forge, Pennsylvania. Mr. Nichols is a CPA and earned a Bachelor of Arts from Glassboro State College in 1978.


     Patricia C. McGrath has been with Gen Trak since November, 1990. She served as HLA Product manager, Director of Technical Services and Director of DNA Operations prior to her current position as Director of Marketing and Technical Services. Ms. McGrath earned an AAS from Maria College in 1965 and a Bachelors of Arts in Biology from the College of Saint Rose in 1972.


Limited Liability and Indemnification of Directors


     In accordance with the Pennsylvania Business Corporation Law, we have included a provision in our By-Laws to limit the personal liability of our directors for violations of their fiduciary duty. The provision eliminates directors liability to Gen Trak or its stockholders for monetary damages, except for

     o any breach of the director's duty of loyalty to Gen Trak or its stockholders,

     o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o unlawful payment of dividends or unlawful stock purchases or redemptions, or

     o any transaction from which a director derived an improper personal benefit.

     Under our By-Laws, we will pay any liability, attorney's fees or other costs incurred by a director if he becomes involved in any lawsuit or other proceeding because he was a director of Gen Trak or served Gen Trak in another capacity. We will not pay these liabilities and expenses, however, if the Director did not act in good faith in a manner he reasonably believed to be in the best interest of Gen Trak.

                            EXECUTIVE COMPENSATION

              Compensation of Executive Officers and Consultants


     The following table presents all compensation paid or accrued by us for services of Arthur V. Boyce, Jr., our President and Chief Executive Officer, and Donald O. Nichols, our Vice President, Controller and Treasurer for the fiscal years ended December 31, 1997 and 1998. Mr. Nichols began his employment with us in June, 1997, and the table presents his actual compensation for the portion of 1997 for which he was with Gen Trak.


                          Summary Compensation Table

                                                 Annual Compensation              All Other Compensation
                                        --------------------------------------   -----------------------
                                                                  Other Annual
     Name and Principal                                           Compensation
          Position              Year     Salary ($)     Bonus         ($)
----------------------------   ------   ------------   -------   -------------
Arthur Boyce, Jr. ..........   1998       $166,000      -0-           -0-                  -0-
President and CEO ..........   1997       $130,000      -0-           -0-                  -0-
Donald O. Nichols,
Vice President and .........   1998       $ 75,000      -0-           -0-                  -0-
 Controller ................   1997       $ 33,758      -0-           -0-                  -0-

     Mr. Bird, our Chairman, has a Consulting Agreement with us. Under this Consulting Agreement, Mr. Bird receives a $2,000 monthly fee. In 1997, 1998 and through the date of this Prospectus, the fee was not paid but was accrued. As of March 31, 1999, Mr. Bird agreed to waive approximately $71,000 in consulting fees which we owed to him. This amount was recorded as a capital contribution on that date.

Compensation of Directors


     Directors are reimbursed for expenses incurred in connection with each board meeting attended. Board members have a right to a "success fee" if certain transactions occur. These are described in more detail under the heading "Transactional Success Fee Arrangements", below.


Employment Arrangements


     Gen Trak entered into an employment agreement with Arthur V. Boyce, Jr., our President and Chief Executive Officer, on November 26, 1996. The Agreement originally provided that Mr. Boyce would receive initial base compensation of $130,000, to be reviewed annually by the Board of Directors which may make appropriate adjustments. Mr. Boyce was entitled to a first year bonus in the amount of up to 30% of his base compensation if certain performance milestones were achieved. These milestones were not achieved in 1997. Under an addendum to Mr. Boyce's Employment Agreement, his salary was increased to $166,000 as of January 1, 1998. As of March 31, 1999, Mr. Boyce agreed to waive approximately $41,200 of his salary which we owed to him. This amount was credited to income as of that date.

     The addendum also provides that Mr. Boyce will be entitled to a success fee in the event of certain transactions. The success fee is described in more detail under the heading "Transactional Success Fee Arrangements.".



1998 Stock Option Plan


     On September 30, 1998, our board of directors approved the 1998 Stock Option Plan and reserved 100,000 shares of common stock for issuance upon exercise of options granted under the Stock Option Plan. In the fourth quarter of 1998, the board issued options for a total of 60,000 shares to ten people. This total included fully vested options for 10,000 shares issued to Mr. Nichols, our Vice President and Controller, and fully vested options for 5,000 shares to Dr. Ertingshausen, our new director. The exercise price of these options is $3.00 per share. These options are exercisable for five years after grant.

     The purposes of the Stock Option Plan are

     o to provide incentives and rewards to those employees who are in a position to contribute to our long-term growth and profitability;


     o to attract, retain and motivate personnel with experience and ability;


     o to make our compensation program competitive with those of other employers.

     We anticipate we will benefit from the added interest which such personnel will have in the success of Gen Trak as a result of their proprietary interest.


     The Stock Option Plan presently is administered by the board of directors. The board may establish a stock option committee consisting of at least two directors, to administer the Stock Option Plan.

     The Board or stock option committee is authorized to select the employees, directors, advisors and consultants who will receive options. The board or stock option committee will also determine the number of shares each person may acquire, and the terms and conditions of the options. Generally, the interpretation and construction of any provision of the Stock Option Plan or any option granted thereunder is within the discretion of the board or stock option committee.

     The Stock Option Plan provides that options may or may not be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code. Only our employees are eligible to receive Incentive Stock Options. Employees and non-employee directors, advisors and consultants are eligible to receive options which are not Incentive Stock Options. Incentive Stock Options receive favorable treatment under federal tax laws. The options granted by the board in the fourth quarter of 1998 are not Incentive Stock Options, but are non-qualified stock options.

     An option may not be transferred by the optionee, other than to his heirs. Options are exercisable only by the optionee during his lifetime or, in the event of his death, by his heirs.


Transactional Success Fee Arrangements


     We have arrangements to pay the following individuals a "success" fee if Gen Trak completes certain transactions:

     o Arthur Boyce, in connection with his employment agreement;

     o All of the members of our board of directors;

     o Norbert Zeelander, in connection with his consulting agreement with Gen Trak.


     These "success" fees are payable in the following events:


     o Our acquisition of assets from another business, other than in the ordinary course of our business;

     o Our sale of all or a material part of our assets other than in the ordinary course of our business; or

     o Sale by our shareholders of more than 50% of the outstanding stock of Gen Trak.


     The "success" fees are a percentage of the total amount of the transaction. The success fees begin at 5% of the first of $5,000,000 and are smaller percentages of additional amounts over $5,000,000. These fees are payable only if the other party to a transaction was introduced to Gen Trak by the individual claiming the success fee.


     We do not currently have any plans, arrangements, agreements or understandings relating to the sale of Gen Trak or any of its assets, nor are we seeking a merger partner. In no case are activities relating to identifying a transaction which would trigger the right to a success fee the primary component of the individual's relationship with us. These agreements were entered into primarily as an incentive for individuals otherwise involved with us to recognize and bring opportunities to our attention. In the event we seek a merger partner after the date of this prospectus, it is expected that the underwriter would have a substantial role in identifying and negotiating with any potential merger partner. We have an agreement with the underwriter regarding fees to be paid in connection with a merger or acquisition.


                            PRINCIPAL SHAREHOLDERS


     The following table lists certain information regarding the beneficial ownership of shares of our common stock. The "Before Offering" column lists the ownership percentages of certain persons before closing of this Offering. The "After Offering" column lists the percentage of the common stock owned by these persons taking into account:

     o The issuance of the common stock in this offering, assuming the underwriter exercises the over-allotment option;

     o The issuance of 115,000 shares to the holders of our private placement notes at the closing of this offering.


     The table lists shareholdings by:


     o Each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

     o Each of our Directors;

     o Each of our Officers;

     o All of our Directors and Officers as a group

                                                                             Beneficial Ownership
                                                                                After Offering
                                                                           -------------------------
                                                                                   Ownership
                                                 Beneficial Ownership          Assuming the Sale
                                                  Before Offering (1)            of All Shares
                                               -------------------------   -------------------------
             Name and Address of                 Number of      Percent       No. of
              Beneficial Owner                  Shares (1)     Of Class     Shares(1)     Percentage
--------------------------------------------   ------------   ----------   -----------   -----------
(i) Directors and Executive Officers
George L. Bird, Jr
13 Crestview Road
Phoenixville, PA 19460 .....................      148,310     11.41%         148,310       4.9%
Arthur V. Boyce, Jr. (2)
1763 Ashbourne Drive
Yardley, PA 19067 ..........................      122,987      9.46%         122,987      4.07%
Harry A. Arena
1 Jorrocks Lane
Malvern, PA 19355 ..........................       89,795      6.91%          89,795      2.97%
Deborah M. Hamburg Irrevocable Trust III (3)
204 Wood Spring Road
(P.O. Box 325)
Gwynedd Valley, PA 19437 ...................      141,039     10.85%         141,039      4.66%
Donald O. Nichols (4)
335 Willowbrooke Avenue
Harleysville, PA 19438 .....................       25,000         *           25,000         *
Dr. Gerhard Ertingshausen (5)
35 Sayre Drive
Princeton, NJ 08540 ........................        5,000         *            5,000         *
All Officers and Directors as
 a Group ...................................      457,131     35.16%         457,131     15.11%
(ii) Other Beneficial Owners
Mathers Associates (6)
230 Mathers Road
Ambler, PA 19002 ...........................      313,526     24.12%         313,526     10.36%
Susquehana Holdings Corp. (6)
230 Mathers Road
Ambler, PA 19002 ...........................      313,526     24.12%         313,526     10.36%
Skippack Partners (6)
230 Mathers Road
Ambler, PA 19002 ...........................      313,526     24.12%         313,526     10.36%
Belle Group Ltd., LLC
2251 N. Rampart Blvd.
#428
Summertin, NV 89128 ........................      193,276     14.87%         193,276      6.39%

                                                                       Beneficial Ownership
                                                                          After Offering
                                                                     -------------------------
                                                                             Ownership
                                           Beneficial Ownership          Assuming the Sale
                                            Before Offering (1)            of All Shares
                                         -------------------------   -------------------------
          Name and Address of              Number of      Percent       No. of
           Beneficial Owner               Shares (1)     Of Class     Shares(1)     Percentage
--------------------------------------   ------------   ----------   -----------   -----------
Edward and Judith Rubin
1201 Evans Road
Lower Gwynedd, PA 19002-1702 .........     83,671       6.44%          83,671      2.77%
J. Edmund and Bernadette A. Mullin
110 Brittany Way
Blue Bell, PA 19422 ..................     75,133       5.78%          75,133      2.48%


------------
*   Less than 5%

(1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the number and percentage owned by each other person listed.

(2) Includes 60,000 shares held by Mr. Boyce's wife as custodian for their two minor children.


(3) Deborah M. Hamburg is the wife of our director, Gerald Hamburg. These shares have been included in the holdings of "All Officers and Directors as a Group."


(4) Includes 10,000 shares which Mr. Nichols could receive upon exercise of options.

(5) Consists of 5,000 shares which Dr. Ertinghausen could receive upon exercise of options.

(6) Mathers Associates is the record owner of 190,000 shares, Susquehana Holdings Corp. is the record owner of 113,526 shares and Skippack Partners is the record holder of 10,000 shares. Norbert Zeelander is the President of Susquehana Holdings Corp. and the General Partner of Mathers Associates. Mr. Zeelander is also the General Partner of Skippack Partners. Because of these relationships, each of these organizations is considered to own beneficially the shares owned by all three.



     There is no arrangement or understanding known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of Gen Trak. Under an agreement among Gen Trak, Susquehana Holdings Corp. ("Susquehana") and certain of our shareholders, if we default under our line of credit with Susquehana, Susquehana will have the right to elect at least 75% of our directors. We intend to repay the line of credit in full with the proceeds of this offering.

                             CERTAIN TRANSACTIONS


     In September, 1998, we obtained a line of credit from Susquehana Holdings Corp. ("Susquehana") in the maximum amount of $300,000. The line of credit bears interest at 10% per annum, with interest payable quarterly. Under the terms of the agreement, the principal balance of the line of credit will be repaid in full with the proceeds of this offering. At the same time, Susquehana purchased 390,000 shares of our common stock from existing shareholders for an aggregate $2,500. At that time we entered into a consulting agreement with Norbert Zeelander, the President of Susquehana.

     The consulting agreement provides that Mr. Zeelander will be a non-exclusive consultant. Mr. Zeelander will consult with us regarding our business activities, marketing, strategic planning and corporate development, and other activities specified in the agreement. He will receive a fee of $7,500 per month, through September 2001. The fee accrues but is not payable until the principal of the line of credit becomes due. In addition, Mr. Zeelander is entitled to a "success fee" in the event we make certain asset acquisitions or in the event of a sale of Gen Trak. The success fees are described in more detail under the heading "Transactional Success Fee Arrangements" in the Executive Compensation section of this prospectus.

     In August 1998, we borrowed $115,000 from Gerald Hamburg pursuant to a demand note bearing interest at 11% per annum. This loan has been repaid.

     We have additional notes outstanding to five of our shareholders and our former President, in the aggregate amount of $58,737. The notes bear interest at a rate equal to our primary bank's "national commercial rate" plus 1%. These notes are due June 29, 2002.

     Affiliates of Mr. Hamburg and Mr. Arena, our directors, perform legal and accounting services for Gen Trak. Fees related to these services in 1998 were approximately $10,000.

     We advanced $31,466 to certain stockholders. In September 1998, we agreed that these advances would not be repaid but would be considered distributions to these stockholders.

                           DESCRIPTION OF SECURITIES


     As of the date of this Prospectus, we have the authority to issue 25,000,000 shares of common stock, $.01 par value per share. 1,300,000 shares are outstanding.



Common Stock



    o Holders of common stock are entitled to receive dividends only if Gen Trak has funds legally available and the Board of Directors declares a dividend.
    o Holders of common stock do not have any rights to purchase additional shares.
    o Holders of common stock are entitled to one vote per share on all matters requiring a vote of shareholders.
    o Since the common stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of common stock can elect all of the directors whose terms expire that year, if they choose to do so.
    o There is no public market for Gen Trak's common stock at the present time.


Voting Requirements


     Our By-Laws require the approval of the holders of a majority of our voting securities for most actions requiring shareholder approval. These actions include

     o election of directors

     o mergers

     o sales of substantially all of our assets

     o amendment to our Articles of Incorporation.

     There are no provisions in our Articles of Incorporation or Bylaws that would delay, defer or prevent a change in control of Gen Trak.


Transfer Agent

     The transfer agent and registrar for the common stock and our warrant agent is Stocktrans, Inc., 7 East Lancaster Avenue, Ardmore PA 19003. The telephone number of Stocktrans is 610-649-7300.


Warrants

     The following is a brief summary of certain provisions of the warrants. For the complete terms, the investor should review the actual text of the warrants and the warrant agreement between Gen Trak and Stocktrans, Inc. The text is contained in our registration statement filed with the SEC.

     Exercise Price and Terms. Each warrant entitles the holder to purchase one share of common stock for $6.00 per share. The price is subject to adjustment in accordance with certain provisions described below.

     The warrants cannot be exercised until they are separated from the units. The warrants will be separated from the units 180 days after the date of this prospectus, unless the underwriter permits earlier separation. After separation from the units, the warrants can be exercised until the fifth anniversary of the date of this prospectus. If the units are approved for listing on NASDAQ, they will be delisted from NASDAQ after the warrants may be separated from the units. NASDAQ rules require that the units be listed for at least 30 days. It is the current intention of Gen Trak and the underwiter that the units not be delisted until 180 days after the date of this prospectus.

     The warrants are exercised by surrender to the warrant agent, with the subscription form on the reverse side of such certificate properly completed and signed, together with payment of the exercise price. The warrants may be exercised at any time for all shares or only some shares.

     After the warrants become separately transferable, we may redeem the warrants at $.10 per warrant on 30 days' written notice. We may only redeem the warrants if the average closing bid or trading price of our common stock is at least $10.00. This average will be measured over 30 consecutive trading days. We cannot redeem the warrants unless we have an effective registration statement with respect to the exercise of the warrants at the time of redemption of the warrants. In the event we exercise the right to redeem the warrants, such warrants may still be exercised until the close of business on the redemption date. If a warrant is not exercised before the close of business on the redemption date it will no longer be exercisable and the holder will be entitled only to $.10 per warrant. Redemption of the warrants could force warrant holders either to

   o exercise the warrants and pay the exercise price at a time when it may be less advantageous economically to do so, or

   o accept the $.10 per warrant in consideration for cancellation of the warrant, which could be substantially less than the market value of the warrant. Prior to the first anniversary of the effective date of the registration statement, we may not redeem the warrants without the written consent of the underwriter.


     The exercise price of the warrants bears no relation to any objective criteria of value. Investors should not consider the exercise price as an indication of the future market price of the shares.


     We have reserved a sufficient number of shares of common stock to accommodate the exercise of all warrants.


     Adjustments. The exercise price and the number of shares of common stock which may be purchased under a warrant are subject to adjustment upon the occurrence of certain events. The events include

   o stock dividends
   o stock splits
   o stock combinations
   o reclassification of the common stock.

   Also, in the event of a


   o consolidation or merger of Gen Trak
   o sale of all or substantially all of our assets.


the warrants will be excerisable for the kind and number of shares of stock or other securities or property which the warrant holder would have received had he exercised the warrant before the consolidation, merger or sale. No adjustment to the exercise price of the shares subject to the warrants will be made for dividends (other than stock dividends), if any, paid on the common stock.


     Transfer, Exchange and Exercise. The warrants will be registered in the names of the investors and may be presented to the warrant agent for transfer, exchange or exercise at any time prior to the expiration date. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. An investor cannot be certain, however, that a market for the warrants will develop or continue. If we are unable to qualify the shares underlying the warrants for sale in particular states, holders of the warrants residing in such states and desiring to exercise the warrants will have no choice but to sell such warrants or allow them to expire.


     Warrant Holder Not a Shareholder. The warrants do not give the holders any voting or any other rights as shareholders of Gen Trak.


     We Cannot Guarantee There Will be a Trading Market for Our Securities. There has been no prior public market for our units, common shares or warrants. You cannot be certain that a market will develop or be sustained.

     The Market Price of Our Securities May not be as High as the Offering Price. The offering price for the units has been arbitrarily determined by negotiation between Gen Trak and the Underwriter. The offering price is not related to our assets or book value or other accepted methods of valuing a business. Since the price has been determined in this manner and not by the market, the price at which the units trade after the offering may decrease.

     Possible Volatility of Price of Shares, Units and Warrants. If a trading market does develop for our units, shares and warrants, there may be wide fluctuations in the price of our securities.


     These flutuations may be caused by several factors including:

     o variations in operating results

     o changes in market valuation of companies in our industry generally

     o announcements of technological innovations by our competitors

     o other announcements by us, our competitors or third parties.

     Risk of Delisting from NASDAQ. If our shares, warrants and units are not listed on the NASDAQ SmallCap Market, there will be less interest in the market place for our securities. This may result in lower prices for our securities and make it more difficult for you to sell the shares, warrants or units. We have applied for initial listing on the Nasdaq Small-Cap Market upon the date of this prospectus. We cannot guarantee that our listing application will be approved. Even if our securities are approved for initial listing, we must continue to meet certain maintenance requirements in order for our securities to continue to be listed on Nasdaq. We may not be able to continue to meet such requirements.


     Investors May Face Additional Risks Related to Low Priced Securities. If our securities are delisted from Nasdaq, and if certain other conditions apply, units, warrants and shares would be considered "penny stocks" under federal securities law. Additional regulatory requirements apply to trading by broker-dealers of penny stocks which could result in the loss of effective trading markets for our securities.


     Possible Negative Effect of Underwriter's Warrants on Market for Company's Stock and Ability to Obtain Additional Financing. We will issue to the Underwriter, for a very small payment, Underwriter's warrants to purchase 70,000 units, at $14.50 per Unit. Exercise of the Underwriter's warrants and subsequent sale of the shares and warrants could adversely affect the market price of the shares and warrants. The potential for exercise of these Underwriter's warrants may adversely affect the terms Gen Trak can negotiate for new financings.



                                 UNDERWRITING



     Subject to the terms and conditions of an underwriting agreement, Barron Chase Securities, Inc. the undewriter for this offering, has agreed to purchase from us an aggregate of 700,000 units. The units are offered by the underwriter, subject to prior sale, when, as and if delivered to and accepted by the underwriter, and subject to approval of certain legal matters by counsel and certain other conditions. The underwriter is committed to purchase all securities offered by this prospectus, if any are purchased (other than those covered by the over-allotment option described below).


     We have been advised by the underwriter that the underwriter proposes to offer the securities to the public at the offering price set forth on the cover page of this prospectus. The underwriter has advised us that the underwriter may also offer the securities through members of the National Association of Securities Dealers, Inc., and may allow concessions, in its discretion, to certain selected dealers who are members of the NASD and who agree to sell the securities in conformity with the NASD's Conduct Rules. Such concessions will not exceed the amount of the underwriting discount that the underwriter is to receive.


     We have granted the underwriter an over-allotment option, exercisable for 45 days from the effective date of the registration statement, to purchase up to an additional 105,000 units at the public offering price less the underwriting commission set forth on the cover page of this prospectus. The underwriter may exercise this option to cover over-allotments in the sale of the securities being offered by this prospectus.


     Officers and directors of Gen Trak may introduce the underwriter to persons to consider this offering and to purchase securities either through the underwriter or through participating dealers. In this connection, no securities have been reserved for those purchases and officers and directors will not receive any commissions or any other compensation.

     We have agreed to pay to the underwriter a commission of ten percent (10%) of the gross proceeds of this offering, including the gross proceeds from the sale of the over-allotment option, if exercised. In addition, we have agreed to pay to the underwriter a non-accountable expense allowance of three percent (3%) of the gross proceeds of this offering, including proceeds from any securities purchased pursuant to the over-allotment option. We have paid the underwriter a $50,000 advance with respect of the non-accountable expense allowance. The underwriter's expenses in excess of the non-accountable expense allowance will be paid by the underwriter. To the extent that the expenses of the underwriter are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the underwriter. The underwriter has informed us that it does not expect sales to discretionary accounts to exceed five percent (5%) of the total number of securities offered by us in this prospectus.

     We have agreed to engage the underwriter as a financial advisor at a fee of $108,000, which is payable to the underwriter on the closing date of this offering. Pursuant to the terms of a financial advisory agreement, the underwriter has agreed to provide, at our request, advice to us concerning potential merger and acquisition and financing proposals, whether by public financing or otherwise. We have also agreed that if we participate in any transaction which the underwriter has introduced to us during a period of five years after the closing (including mergers, acquisitions, joint ventures and any other business transaction for us introduced by the underwriter), and which is consummated after the closing (including an acquisition of assets or stock for which we pay, in whole or in part, with our shares or other of our securities), or if we retain the services of the underwriter in connection with any such transaction, then we will pay for the underwriter's services an amount equal to

     o 5% of up to one million dollars of value paid or received in the transaction

     o 4% of the next million of such value

     o 3% of the next million of such value

     o 2% of the next million of such value and

     o 1% of the next million dollars of such value and of all such value over $4,000,000.


     Prior to this offering, there has been no public market for the units, shares of common stock or the warrants. Consequently, the initial public offering prices for the securities, and the terms of the warrants (including the exercise price of the warrants), have been determined by negotiation between Gen Trak and the underwriter. Among the factors considered in determining the public offering prices were o the history of, and the prospects for, our business o an assessment of our management o our past and present operations o our development and o the general condition of the securities market at the time of this offering. The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings, or other established criteria of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the units, the shares or the warrants will develop after the closing, or if a public market if fact develops, that such public market will be sustained, or that the units, the shares or the warrants can be resold at any time at the offering or any other price.

     At the closing, we will issue to the underwriter and/or persons related to the underwriter, for nominal consideration, underwriter warrants to purchase up to 70,000 units. The underwriter warrants and the underlying securities are registered pursuant to this registration statement. The underwriter warrants will be exercisable for a five-year period commencing on the effective date of this registration statement. The initial exercise price of each underwriter warrant shall be $14.50 per underwriter warrant (145% of the public offering price). The underwriter warrants will be restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the effective date by the holder, except


     o to officers of the underwriter and members of the selling group and officers and partners thereof;

     o by will; or

     o by operation of law.


     The underwriter warrants contain provisions providing for appropriate adjustment in the event of any merger, consolidation, recapitalization, reclassification, stock dividend, stock split or similar transaction. The underwriter warrants contain net issuance provisions permitting the holders thereof to elect to exercise the underwriter warrants in whole or in part and instruct us to withhold from the securities issuable upon exercise, a number of securities, valued at the current fair market value on the date of exercise, to pay the exercise price. Such net exercise provision has the effect of requiring us to issue shares of common stock without a corresponding increase in capital. A net exercise of the underwriter warrants will have the same dilutive effect on the interests of our shareholders as will a cash exercise. The underwriter warrants do not entitle the holders thereof to any rights as our shareholder until such underwriter warrants are exercised and shares of common stock are purchased thereunder.

     The underwriter warrants and the securities issuable thereunder may not be offered for sale except in compliance with the applicable provisions of the Securities Act of 1933. We have agreed that if we shall cause a post-effective amendment, a new registration statement, or similar offering document to be filed with the SEC, the holders shall have the right, for seven (7) years from the effective date, to include in such registration statement or offering statement the underwriter warrants and/or the securities issuable upon their exercise at no expense to the holders. Additionally, we have agreed that, upon request by the holders of 50% or more of the underwriter warrants during the period commencing one year from the effective date and expiring four years thereafter, we will, under certain circumstances, register the underwriter warrants and/or any of the securities issuable upon their exercise.

     In order to facilitate the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the units. Specifically, the underwriter may sell, or allot, more units than the 700,000 units we have agreed to sell to the underwriter. This over-allotment would create a short position in the units for the account of the underwriter. To cover any over-allotments or to stabilize the price of the units, the underwriter may bid for, and purchase units in the open market. Finally, the underwriter may reclaim selling concessions allowed to dealers for distributing the units in the offering, if the underwriter repurchases previously distributed units in transactions to cover short positions, in stabilization transactions or otherwise. The underwriter has reserved the right to reclaim selling concessions in order to encourage dealers to distribute the units for investment, rather than for short-term profit taking. Increasing the proportion of the offering held for investment may reduce the supply of units available for short-term trading. Any of these activities may stabilize or maintain the market price of the units above independent market levels. The underwriter is not required to engage in these activities, and may end any of these activities at any time.

     We have agreed to indemnify the underwriter against any costs or liabilities incurred by the underwriter by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement we have filed with the SEC under the Securities Act of 1933 and this prospectus. The underwriter has in turn agreed to indemnify us against any costs and liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the registration statement and this prospectus, based on information relating to the underwriter and furnished in writing by the underwriter. To the extent that these provisions may purport to provide exculpation from possible liabilities arising under the federal securities laws, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to copies of each such agreement which are filed as exhibits to the registration statement.



                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, we will have 2,815,000 shares of common stock outstanding, assuming the underwriter's over-allotment option is not exercised. The holders of all shares outstanding prior to this offering (1,300,000 shares) have agreed not to sell, or transfer any shares or options beneficially held by them for twenty four months (24) from the date of this prospectus without the prior written consent of the underwriter. The 115,000 shares of our common stock to be issued to the holders of the private placement notes upon closing of this offering will be "restricted securities." These Shares may not be sold or transferred for two years from the date of this prospectus under the terms of the purchase of the private placement notes. All shares of common stock purchased in this offering will be freely transferable without restriction or registration under the Securities Act of 1933 unless purchased or owned by "affiliates" of Gen Trak as defined for purposes of the Securities Act of 1933.

     In general, under Rule 144 as currently in effect, a person who has beneficially owned "restricted" securities for at least one year, including persons who may be deemed to be our "affiliates", may sell publicly without registration under the Securities Act of 1933, within any three-month period, assuming compliance with other provisions of the rule, a number of shares that does not exceed the greater of (A) one percent of the common stock then outstanding, or (B) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. A person who is not our "affiliate" and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume and other limitations described above. Approximately 580,000 of our outstanding shares of common stock would have been eligible for sale under Rule 144 on the date hereof but for the agreement with the underwriter not to sell for a twenty-four month period.

     We cannot predict the effect, if any, that future public sales of "restricted" shares or the availability of "restricted" shares for sale may have on the market price of our securities. Sales of substantial amounts of our "restricted" shares in any public market that may develop could adversely affect prevailing market prices.



                               LEGAL PROCEEDINGS

   Gen Trak is not a party to, nor is it aware of, any threatened litigation of a material nature.


                                 LEGAL MATTERS


     Connolly Epstein Chicco Foxman Oxholm & Ewing, 1515 Market Street, 9th Floor, Philadelphia, PA 19102 has given an opinion that the securities offered by the prospectus will be validly issued in accordance with Pennsylvania law. Certain legal matters will be passed upon for the underwriter by David A. Carter, P.A., 2300 Glades Road, Suite 210, West Tower, Boca Raton, Florida 33431.


                                    EXPERTS

     The financial statements of Gen Trak, Inc. at December 31, 1998 and for each of the two years in the period ended December 31, 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report on the financial statements (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein. The financial statements are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                Gen Trak, Inc.

                             Financial Statements

                         Index to Financial Statements





Report of Independent Auditors ..............   F-2
Audited Financial Statements
Balance Sheets ..............................   F-3
Statements of Operations ....................   F-4
Statements of Stockholders' Deficit .........   F-5
Statements of Cash Flows ....................   F-6
Notes to Financial Statements ...............   F-7

                        Report of Independent Auditors

The Board of Directors
Gen Trak, Inc.

We have audited the accompanying balance sheet of Gen Trak, Inc. as of December 31, 1998, and the related statements of operations, stockholders' deficit, and cash flows for each of the two years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gen Trak, Inc. at December 31, 1998, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Gen Trak, Inc. will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred recurring operating losses and has a working capital and stockholders' equity deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regards to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Philadelphia, Pennsylvania
February 12, 1999

                                Gen Trak, Inc.

                                Balance Sheets






                                                                               December 31        March 31
                                                                                   1998             1999
                                                                             ---------------   --------------
                                                                                                 (Unaudited)
Assets
Current assets:
   Cash ..................................................................    $    230,104      $     39,453
   Accounts receivable, less allowance of $31,200 in 1998 and 1999 .......         267,963           299,465
   Inventory .............................................................         543,582           519,678
   Prepaid expenses ......................................................          55,662            57,948
                                                                              ------------      ------------
Total current assets .....................................................       1,097,311           916,544
Property and equipment, net ..............................................          90,249            80,570
Patents, net .............................................................         273,272           272,077
Other assets .............................................................         280,382           319,643
                                                                              ------------      ------------
Total assets .............................................................    $  1,741,214      $  1,588,834
                                                                              ============      ============
Liabilities and stockholders' deficit
Current liabilities:
   Bank line of credit ...................................................    $    400,000      $    400,000
   Stockholder line of credit ............................................         300,000           300,000
   Notes payable .........................................................         575,000           575,000
   Accounts payable ......................................................         211,117           294,107
   Accrued expenses ......................................................         138,969           172,984
   Stockholder accrued expenses ..........................................         103,134            62,928
   Current portion of long-term debt and capital lease ...................          33,544            32,117
                                                                              ------------      ------------
Total current liabilities ................................................       1,761,764         1,837,136
Long-term debt and capital lease, less current portion ...................         890,048           886,046
Notes payable to stockholders ............................................          58,737            58,737
Stockholders' deficit:
   Common stock, $.01 par value:
    Authorized shares -- 25,000,000
    Issued and outstanding shares -- 1,300,000 ...........................          13,000            13,000
   Additional paid-in capital ............................................       1,663,951         1,735,147
   Accumulated deficit ...................................................      (2,646,286)       (2,941,232)
                                                                              ------------      ------------
Total stockholders' deficit ..............................................        (969,335)       (1,193,085)
                                                                              ------------      ------------
Total liabilities and stockholders' deficit ..............................    $  1,741,214      $  1,588,834
                                                                              ============      ============



See accompanying notes.

                                Gen Trak, Inc.


                           Statements of Operations






                                                                                         Three months ended
                                                   Year ended December 31                     March 31
                                                  1997               1998               1998              1999
                                             --------------   -----------------   ---------------   ---------------
                                                                                             (Unaudited)
Net sales ................................    $ 2,710,485       $   2,149,285       $   530,501       $   459,819
Cost of sales ............................      1,490,928           1,321,826           276,527           354,066
Write-down of inventory ..................             --             791,378                --                --
                                              -----------       -------------       -----------       -----------
                                                1,219,557              36,081           253,974           105,753
Operating expenses:
 Marketing and selling ...................        864,144           1,017,310           229,460           165,401
 General and administrative ..............        313,888             452,294            83,641           129,719
 Research and development ................         56,746              57,268            18,474            16,401
                                              -----------       -------------       -----------       -----------
                                                1,234,778           1,526,872           331,575           311,521
                                              -----------       -------------       -----------       -----------
Loss from operations .....................        (15,221)         (1,490,791)          (77,601)         (205,768)
Interest expense .........................        122,862             171,055            36,942            89,178
                                              -----------       -------------       -----------       -----------
Loss before income taxes .................       (138,083)         (1,661,846)         (114,543)         (294,946)
Income taxes .............................             --                  --                --                --
                                              -----------       -------------       -----------       -----------
Net loss .................................    $  (138,083)      $  (1,661,846)      $  (114,543)      $  (294,946)
                                              ===========       =============       ===========       ===========
Basic and diluted loss per share .........    $      (.11)      $       (1.28)      $      (.09)      $      (.23)
                                              ===========       =============       ===========       ===========
Weighted average shares
 outstanding .............................      1,300,000           1,300,000         1,300,000         1,300,000
                                              ===========       =============       ===========       ===========
Pro forma basic and diluted
 loss per share ..........................                      $       (1.03)                        $      (.17)
                                                                =============                         ===========
Pro forma weighted average
 shares outstanding ......................                          1,555,000                           1,555,000
                                                                =============                         ===========



See accompanying notes.

                                Gen Trak, Inc.


                      Statements of Stockholders' Deficit






                                                           Additional
                                              Common         Paid-in         Accumulated
                                              Stock          Capital           Deficit              Total
                                           -----------   --------------   -----------------   -----------------
Balance, December 31, 1996 .............    $ 13,000      $ 1,557,247       $    (846,357)      $     723,890
 Net loss ..............................          --               --            (138,083)           (138,083)
                                            --------      -----------       -------------       -------------
Balance, December 31, 1997 .............      13,000        1,557,247            (984,440)            585,807
 Distributions to stockholders .........          --          (31,466)                 --             (31,466)
 Compensation expense related
   to stock options ....................          --          138,170                  --             138,170
 Net loss ..............................          --               --          (1,661,846)         (1,661,846)
                                            --------      -----------       -------------       -------------
Balance, December 31, 1998 .............      13,000        1,663,951          (2,646,286)           (969,335)
 Contribution of accrued
   consulting services
   (unaudited) .........................          --           71,196                  --              71,196
 Net loss (unaudited) ..................          --               --            (294,946)           (294,946)
                                            --------      -----------       -------------       -------------
Balance, March 31, 1999
 (unaudited) ...........................    $ 13,000      $ 1,735,147       $  (2,941,232)      $  (1,193,085)
                                            ========      ===========       =============       =============



See accompanying notes.

                                Gen Trak, Inc.


                           Statements of Cash Flows






                                                                                             Three months ended
                                                      Year ended December 31                      March 31
                                                      1997               1998               1998              1999
                                                ---------------   -----------------   ---------------   ---------------
                                                                                                 (Unaudited)
Operating activities
Net loss ....................................     $  (138,083)      $  (1,661,846)      $  (114,543)      $  (294,946)
Adjustments to reconcile net loss to
 net cash provided by (used in)
 operating activities:
   Depreciation .............................          71,966              46,540            10,847            12,596
   Amortization .............................          25,105              16,796             4,198            29,974
   Compensation expense related
    to stock options ........................              --             138,170                --                --
   Write-down of inventory ..................              --             791,378                --                --
   Changes in operating assets
    and liabilities:
     Accounts receivable ....................         (45,312)             87,268            36,720           (31,502)
     Inventory ..............................         100,716              23,608           (84,373)           23,904
     Prepaid expenses .......................           9,297              25,212             4,589            (2,286)
     Accounts payable and accrued
       expenses .............................          17,629             135,966            92,018           147,995
                                                  -----------       -------------       -----------       -----------
Net cash provided by (used in)
 operating activities .......................          41,318            (396,908)          (50,544)         (114,265)
                                                  -----------       -------------       -----------       -----------
Investing activities
Refund of lease deposit .....................          13,682                  --                --                --
Purchases of property and
 equipment ..................................         (43,941)            (17,716)               --            (2,917)
Additions to other assets ...................          (9,665)             (6,642)               --            (2,658)
                                                  -----------       -------------       -----------       -----------
Net cash used in investing
 activities .................................         (39,924)            (24,358)               --            (5,575)
                                                  -----------       -------------       -----------       -----------
Financing activities
(Payments) borrowings on bank
 line of credit .............................          (5,000)             25,000            25,000                --
Borrowings on stockholder
 line of credit .............................              --             300,000                --                --
Proceeds from notes payable .................              --             575,000                --                --
Payments on term loan .......................              --             (24,277)           (5,725)           (4,002)
Payments on capital lease ...................          (2,283)             (4,221)           (1,579)           (1,427)
Increase in deferred offering costs .........              --            (189,954)               --           (65,382)
Increase in deferred financing fees .........              --             (75,935)               --                --
                                                  -----------       -------------       -----------       -----------
Net cash (used in) provided by
 financing activities .......................          (7,283)            605,613            17,696           (70,811)
                                                  -----------       -------------       -----------       -----------
(Decrease) increase in cash .................          (5,889)            184,347           (32,848)         (190,651)
Cash at beginning of period .................          51,646              45,757            45,757           230,104
                                                  -----------       -------------       -----------       -----------
Cash at end of period .......................     $    45,757       $     230,104       $    12,909       $    39,453
                                                  ===========       =============       ===========       ===========
Supplemental disclosure of cash
 flow information
Cash paid for interest ......................     $   123,732       $     168,038       $    37,024       $    32,331
                                                  ===========       =============       ===========       ===========
Lease obligation incurred ...................     $    17,951       $          --       $        --       $        --
                                                  ===========       =============       ===========       ===========
Distribution of stockholder
 advances ...................................     $        --       $      31,466       $        --       $        --
                                                  ===========       =============       ===========       ===========
Contribution of accrued consulting
 services ...................................     $        --       $          --       $        --       $    71,196
                                                  ===========       =============       ===========       ===========



See accompanying notes.

                                Gen Trak, Inc.

                         Notes to Financial Statements


                               December 31, 1998


1. Business

     Gen Trak, Inc. is a distributor of health care test kits for cellular diagnostics, paternity and genetic testing.

     The Company sells its products to companies in the healthcare industry, primarily hospital based and private laboratories performing cellular diagnostics, organ and bone marrow transplantation, disease association studies, basic research and flow cytometry.


2. Accounting Policies


Interim Financial Information

     The financial statements and disclosures included herein for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for these interim periods have been included. The results of interim periods are not necessarily indicative of the results to be obtained for a fiscal year.


Basis of Financial Statement Presentation

     The financial statements of the Company have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company incurred losses in its last three years and has an accumulated deficit of $2,646,286 and a stockholder's deficit of $969,335 at December 31, 1998. Further, the Company has a working capital deficit of $664,453 at December 31, 1998. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management believes that actions presently being taken will provide for the Company to continue as a going concern. Such actions include an initial public offering of the Company's common stock. Further, as discussed in Note 20, the Company began to outsource the manufacturing of its core products in the fourth quarter of 1998. The Company believes this change will improve the quality and reduce the cost of its products. The Company also anticipates improved cash flow as a result of the ability to better manage inventory.


Revenue Recognition

     Sales revenue is recognized upon shipment of products.


Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


Fair Values of Financial Instruments


     The carrying amounts of accounts receivable and accounts payable approximate fair value because of their short-term nature. The carrying amounts of long-term debt, the bank line of credit, the stockholder line of credit and the notes payable approximate fair value because the interest rates are reflective of rates that the Company would be able to obtain on debt with similar terms and conditions.

                                Gen Trak, Inc.

2. Accounting Policies  -- (Continued)

Inventory

     Inventory is valued at the lower of cost, determined by the first-in, first-out method, or market.


Property and Equipment

     Property and equipment are recorded at cost and are being depreciated over the estimated useful lives of the assets, which range from three to ten years, using the straight-line method. Leasehold improvements are being amortized over the term of the lease.


Patent Costs

     The Company amortizes patent costs using the straight-line method over the patent's estimated useful life of 17 years. In 1998, the U.S. Patent Office granted the Company its "Identification and Paternity Determination by Detecting Presence or Absence of Multiple Nucleic Acid Sequences" patent and, therefore, the Company began amortizing this patent. Accumulated amortization was $32,670 and $36,611 at December 31, 1998 and March 31, 1999 (unaudited), respectively.


Long-Lived Assets

     FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of," requires recording impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. The Company's estimate of undiscounted cash flows related to its capitalized patent costs indicate that such costs are expected to be recovered through product sales and licensing revenue. Cash flows from product sales utilizing the patented technologies are dependent upon the Company generating the estimated financial resources necessary to further develop the patented technologies into marketable products. Should the Company be unable to generate such financing or locate suitable licensees, it is reasonably possible that the estimate of undiscounted cash flows may change, resulting in the need to write down these assets to fair value.


Clinical Trial Costs

     The Company has received approval of applications filed with the United States Food and Drug Administration (FDA) upgrading certain products of its monoclonal product line to an in vitro diagnostic classification. The costs incurred in filing such applications are being amortized by the straight-line method over the estimated useful lives of the products.


Accounting for Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") provides companies with a choice to follow the provisions of SFAS 123 in determination of stock-based compensation expenses or to continue with the provisions of APB 25, "Accounting for Stock Issued to Employees." The Company continues to follow APB 25 and provides pro forma disclosures as required by SFAS 123.


Income Taxes

     The Company, with the consent of its stockholders, had elected S-corporation status for federal and state purposes for all periods prior to September 23, 1998. As of that date, the Company terminated its status as an S-corporation and federal and state income tax rates now apply to all taxable years beginning after that date.

                                Gen Trak, Inc.

3. Inventory


     Inventory consisted of the following:






                                                            December 31      March 31
                                                                1998           1999
                                                           -------------   ------------
                                                                            (Unaudited)
       Work-in-process .................................    $  675,248      $  678,442
       Finished product ................................       541,080         498,078
       Dry stores ......................................        44,703          44,963
       Allowance for excess and obsolete inventory .....      (717,449)       (701,805)
                                                            ----------      ----------
                                                            $  543,582      $  519,678
                                                            ==========      ==========



4. Property and Equipment


     Property and equipment consisted of the following:





                                                              December 31      March 31
                                                                  1998           1999
                                                             -------------   ------------
                                                                              (Unaudited)
       Laboratory and manufacturing equipment ............    $  917,314     $ 920,231
       Furniture and fixtures ............................        93,517        93,517
       Leasehold improvements ............................       121,043       121,043
                                                              ----------     ---------
                                                               1,131,874     1,134,791
       Accumulated depreciation and amortization .........     1,041,625     1,054,221
                                                              ----------     ---------
                                                              $   90,249     $  80,570
                                                              ==========     =========


     Laboratory and manufacturing equipment include approximately $18,000 under capital leases as of December 31, 1998 and March 31, 1999 (unaudited). Accumulated depreciation related to these assets was approximately $10,000 as of December 31, 1998 and $11,000 as of March 31, 1999 (unaudited).

5. Other Assets


     Other assets consisted of the following:





                                                           December 31      March 31
                                                               1998           1999
                                                          -------------   ------------
                                                                           (Unaudited)
       Deferred offering costs ........................     $ 189,954      $ 255,336
       Deferred financing fees, net of accumulated
        amortization of $25,775 at March 31, 1999
        (unaudited) ...................................        75,935         50,160
       Clinical trial costs, net of accumulated amorti-
        zation of $112,478 in 1998 and $112,826 in
        1999 (unaudited) ..............................         1,873          1,527
       Deposits and other assets ......................        12,620         12,620
                                                            ---------      ---------
                                                            $ 280,382      $ 319,643
                                                            =========      =========




     Deferred offering costs relate to professional fees and other costs associated with the Company's initial public offering. These costs will be offset against the proceeds from the offering when the offering closes. Deferred financing fees relate to costs associated with the issuance of $575,000 of unsecured promissory notes in the fourth quarter of 1998. The fees are being amortized over the term of the related notes. The fees will be fully amortized at the closing of the initial public offering when the notes are repaid.

                                Gen Trak, Inc.

6. Accrued Expenses


     Accrued expenses consisted of the following:





                                                   December 31      March 31
                                                       1998           1999
                                                  -------------   ------------
                                                                   (Unaudited)
       Accrued compensation ...................     $  54,594      $  29,920
       Accrued interest .......................        22,901         54,601
       Accrued contract manufacturing .........        22,167         30,596
       Other accrued expenses .................        39,307         57,867
                                                    ---------      ---------
                                                    $ 138,969      $ 172,984
                                                    =========      =========



7. Stockholder Line of Credit


     The Company entered into a $300,000 line of credit agreement with a stockholder in September 1998. The line of credit bears interest at 10% and is subordinate to the bank debt. Advances under the line of credit are due upon the earlier to occur of the sale of any debt or equity securities from which the Company receives at least $1,000,000 of net proceeds or September 30, 1999. At December 31, 1998 and March 31, 1999 (unaudited), borrowings of $300,000 were outstanding under the line of credit. Concurrent with the line of credit agreement, the Company entered into a consulting agreement with the same stockholder. Pursuant to the consulting agreement, the stockholder will provide general business consulting for a term of three years, commencing October 1, 1998 at a monthly fee of $7,500. Monthly consulting fees shall accrue and will not be payable until the principal on the line of credit becomes due.


8. Bank Line of Credit


     The Company has a $400,000 revolving line of credit with a bank which is payable on demand and bears interest at the bank's "national commercial rate," as defined (7.75% at December 31, 1998) plus 2.5%. The line of credit commitment is subject to periodic review by the bank. The line of credit is secured by substantially all of the Company's assets and life insurance policies on the Chairman of the Board and the Company's president. In addition, the line of credit is personally guaranteed by the Chairman of the Board of the Company.

9. Long-Term Debt


     Long-term debt consisted of the following:





                                                       December 31      March 31
                                                           1998           1999
                                                      -------------   ------------
                                                                       (Unaudited)
       Term loan payable to a bank; interest at 11%
        per year, secured by substantially all the
        assets of the Company and life insurance
        policies on the Chairman of the Board and
        the Company's president; the loan is per-
        sonally guaranteed by the Chairman of the
        Board of the Company; due in monthly
        installments of principal and interest of
        $11,000 through December 2012 .............     $ 912,145      $ 908,143
       Capital lease obligation ...................        11,447         10,020
                                                        ---------      ---------
                                                          923,592        918,163
       Less current portion .......................        33,544         32,117
                                                        ---------      ---------
                                                        $ 890,048      $ 886,046
                                                        =========      =========

                                Gen Trak, Inc.

9. Long-Term Debt  -- (Continued)

     The term loan was originally to be repaid over five years, however, the loan was amended in 1997 to provide for interest only during 1997 and the loan was further amended in January 1998 providing for a fifteen-year repayment period commencing in January 1998. Aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1998 are as follows:





  1999            $  33,544
  2000               37,653
  2001               38,060
  2002               40,287
  2003               44,949
  Thereafter        729,099
                  ---------
                  $ 923,592
                  =========




10. Notes Payable to Stockholders

     The Company has outstanding notes payable to certain stockholders of $58,737 at December 31, 1998 and March 31, 1999 (unaudited). The principal on these notes is due on June 29, 2002. Interest accrues at a rate equivalent to the primary bank's "national commercial rate" (7.75% at December 31, 1998) plus 1%.

11. Notes Payable

     In the fourth quarter of 1998, the Company issued $575,000 of unsecured promissory notes (the "Notes") to certain unaffiliated investors. The Notes are due and payable at the closing of the proposed initial public offering. If the proposed initial public offering is not completed on or prior to September 28, 1999, the Notes will be due and payable at that time with interest from the date of the issuance of the Notes at 12% per year. The Company accrued interest on these notes of $20,778 as of March 31, 1999 (unaudited). At the closing of the proposed initial public offering, the holders of the Notes will also receive the number of shares of common stock which, valued at the proposed initial public offering price, equal the holders' investment in the Notes (115,000 shares). The value of such shares, less the interest expense previously recognized, will be reflected as additional interest expense.

12. Commitments

     The Company leases certain equipment and its operating facility under noncancelable operating leases with terms expiring over the next four years. Rental expense under operating leases for each of the years ended December 31, 1997 and 1998 was approximately $170,000. Rental expense under operating leases for the three months ended March 31, 1998 and 1999 was approximately $44,633 and $45,018 (unaudited), respectively. Future minimum lease payments under noncancelable operating leases at December 31, 1998 are $134,000 in 1999; $27,000 in 2000; $5,000 in 2001; and $3,000 in 2002.

     In September 1998, the Company entered into a financial advisory agreement with Barron Chase Securities, Inc. (BCS) to receive advice involving potential mergers and acquisitions and public or other financing proposals for a fee of $108,000, payable at the closing of the initial public offering. The Company also agreed that if the Company participates in certain transactions which BCS introduces to the Company during a period of five years after the closing of the initial public offering, the Company will pay a fee to BCS equal to a percentage of the consideration paid or received in the transaction.

13. Income Taxes

     Prior to September 24, 1998, the Company elected to be treated as an S-corporation under the Internal Revenue Code and, as such, the federal and state income tax liabilities or benefits flowed through directly to the stockholders. Accordingly, no provision for income taxes is reflected during the year ended December 31, 1997 or for the period from January 1, 1998 to September 23, 1998.

                                Gen Trak, Inc.

13. Income Taxes  -- (Continued)

     Effective September 24, 1998, the Company terminated its election to be treated as an S-corporation under the Internal Revenue Code. Accordingly, income tax obligations and benefits resulting from operations no longer flow through to the stockholders and federal and state income tax rates apply. There was no effect from this change in tax status because a valuation allowance was provided for the net deferred tax asset at that date.


     The provision for income taxes differs from the federal statutory rate of 34% as follows:







                                                                                    Three months
                                                                    Year ended     ended March 31
                                                                   December 31         1999
                                                                      1998          (Unaudited)
                                                                ---------------   ---------------
Income tax benefit at federal statutory rate of 34% .........     $  (565,020)      $  (100,282)
Permanent differences .......................................          19,707             2,007
State income taxes (net of federal taxes) ...................         (99,710)          (17,697)
Tax benefit related to S-corporation status .................         192,497                --
Increase in valuation allowance .............................         452,526           115,972
                                                                  -----------       -----------
Net income tax expense/(benefit) ............................     $        --       $        --
                                                                  ===========       ===========



     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance equal to the net deferred tax asset has been recorded on the basis of the uncertainty with respect to the ultimate realization of the net deferred tax assets. Significant components of the Company's deferred tax assets and liabilities at December 31, 1998 and March 31, 1999 (unaudited) are as follows:

                                                            December 31      March 31
                                                                1998           1999
                                                           -------------   ------------
                                                                            (Unaudited)
Deferred tax asset:
 Reserves on accounts receivable .......................    $   12,479      $   12,479
 Inventory reserve and capitalization ..................       293,208         286,950
 Book over tax depreciation ............................        38,145          39,345
 Stock option compensation .............................        55,268          55,268
 Other compensation accruals ...........................        54,119          26,968
 Net operating loss carryforwards ......................       117,488         265,052
                                                            ----------      ----------
Total deferred tax assets ..............................       570,707         686,062
                                                            ----------      ----------
Deferred tax liability:
 Capitalized clinical trial and patent costs ...........      (118,181)       (117,564)
                                                            ----------      ----------
Total deferred tax liability ...........................      (118,181)       (117,564)
                                                            ----------      ----------
Valuation allowance for net deferred tax asset .........      (452,526)       (568,498)
                                                            ----------      ----------
Net deferred tax asset (liability) .....................    $       --      $       --
                                                            ==========      ==========



     At December 31, 1998, the Company has net operating loss carryforwards of approxi-mately $294,000, which expire in 2018 for federal tax purposes. At March 31, 1999, the Company has net operating loss carryforwards of approximately $663,000, which expire in 2019 for federal tax purposes (unaudited).

                                Gen Trak, Inc.

14. Related Party Transactions

     Certain stockholders of the Company also perform accounting, legal and consulting services on behalf of the Company. Fees incurred related to these services were approximately $33,000 and $55,000 for the years ended December 31, 1997 and 1998, respectively, and $6,000 and $34,000 for the three months ended March 31, 1998 and 1999 (unaudited), respectively. Amounts due for these services are included in stockholder accrued expenses.

     The Chairman of the Board of the Company agreed to forgo accrued consulting fees due to him from the Company of approximately $71,000 in March 1999 (unaudited). This amount has been reflected as a contribution to capital in the accompanying March 31, 1999 unaudited balance sheet.

     The Company borrowed $115,000 from a stockholder in August 1998. The note, with interest at 11%, was repaid in December 1998.

15. Common Stock


     The Board of Directors declared a 1 for 17.184035 reverse stock split in September 1998. Further, the authorized shares of the Company were reduced from 100,000,000 to 25,000,000. All references to common stock in the accompanying financial statements have been retroactively restated to reflect these actions.


     In September 1998, the Board of Directors authorized the filing of a Registration Statement on Form SB-2 with the Securities and Exchange Commission for a proposed initial public offering of the Company's common stock.

16. Profit-Sharing Plan


     The Company has a 401(k) profit-sharing plan which is available to all employees who have completed one year of service. The Plan permits employee contributions up to 15% of compensation. The Company is required to contribute the lesser of 3% of compensation or 50% of the first 6% of compensation contributed by the employee. Company contributions were approximately $7,800 and $15,900 for the years ended December 31, 1997 and 1998, respectively and $3,700 and $3,600 for the three months ended March 31, 1998 and 1999 (unaudited), respectively.

17. Stock Option Plans


     At December 31, 1997, the Company had stock option plans for certain key employees and members of the Company's Scientific Advisory Board ("SAB"). The stock option plans were administered by the Board of Directors and stock options were granted at the fair market value of the underlying stock as determined by the Board of Directors. The Company granted 1,746 options to members of the SAB in July 1997 at an exercise price of $6.01 per share. The options vested ratably over the member's two-year term on the SAB and were to expire 5 years from the grant date. During 1998, prior to the exercise of any options, the SAB was eliminated and, in accordance with the stock option plan, all outstanding options were canceled. No options were outstanding under the employee plan. These stock option plans were terminated in 1998.

     In September 1998, the Company's Board of Directors approved the 1998 Stock Option Plan (the "Plan"). Pursuant to the Plan, 100,000 shares of common stock were reserved for issuance upon exercise of options to be granted under the Plan. In December 1998, the Company granted 32,000 options to employees, 23,000 options to consultants and 5,000 options to a member of the Company's Board of Directors. The options vested at the date of grant and have an exercise price of $3.00 per share. The Company recorded a charge of $2.00 per share at the grant date for the employee and director options, representing the difference between the fair value of the common stock based on the initial public offering price and the exercise price of the options. The Company recorded a charge of $2.79 per share for the consultant options, representing the fair value of the stock options as determined using the Black-Scholes option pricing model, in accordance with SFAS 123.

                                Gen Trak, Inc.

17. Stock Option Plans  -- (Continued)

     The Company has elected to follow APB 25 and related interpretations in accounting for its employee and directors stock options because, as discussed below, the alternative fair value accounting provided for under SFAS 123 requires the use of option valuation models that were not developed for valuing employee stock options.

     Pro forma information regarding net income as if the Company had accounted for its employee stock options under the fair value method is required by SFAS
123. The fair value of the options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1998: risk free interest rate of 5%; a dividend yield of 0.0%; volatility factors of the expected market price of the Company's common stock of 30%; and a weighted average expected life of the options of 5 years.

     The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee and director stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair market value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had 1998 compensation costs for the Company's stock option plan been determined in accordance with the method of SFAS 123, the impact on the Company's financial results would have been an increase to the net loss by approximately $29,000 and an increase in the basic and diluted loss per share by $.02 for the year ended December 31, 1998. The impact of 1997 options is not presented because it is not materially different from amounts reported.

18. Employment Agreement

     The Company has an employment agreement with its President. Through March 1999, $41,200 (unaudited) of the President's salary was accrued and unpaid. In March 1999, the President agreed to forgo his accrued salary and the amount was credited to income in the accompanying statement of operations for the three months ended March 31, 1999.

     In addition to an annual salary, the agreement provides for a success fee in the event that the President, during the term of his employment or for 18 months thereafter, introduces the Company or its stockholders to any entity which acquires all or a material part of the Company's assets or more than 50% of the Company's stock, or whose assets or stock the Company acquires. The success fee will be equal to a percentage of the consideration paid or received in the transaction. Each member of the Company's Board of Directors has a similar right to a success fee in connection with introductions they may make.

19. Segment Information

     The Company sells health care tests kits and related products used for various genetic tests. The Company's tissue typing trays are primarily used to determine the compatibility between organ and bone marrow donors and recipients. The Company's antibody screening trays monitor the antibodies of potential transplant recipients and those who have received transplants to predict the possibility of organ or bone marrow rejection. The monoclonal antibody product is used to screen blood for certain abnormalities. Sales by major product were approximately as follows:



                                                                                      Three months ended
                                                    Year ended December 31                 March 31
                                                     1997             1998            1998           1999
                                                --------------   --------------   ------------   ------------
                                                                                          (Unaudited)
Tissue typing serology products .............    $ 1,685,000      $ 1,100,000      $ 267,000      $ 226,000
SeraScreen antibody screening trays .........        530,000          663,000        160,000        166,000
Monoclonal antibodies .......................        267,000          214,000         69,000         34,000
Other .......................................        228,000          172,000         35,000         34,000
                                                 -----------      -----------      ---------      ---------
                                                 $ 2,710,000      $ 2,149,000      $ 531,000      $ 460,000
                                                 ===========      ===========      =========      =========

                                Gen Trak, Inc.

19. Segment Information  -- (Continued)

     The following is a summary of sales by geographic region:






                                                Three months ended
                          Year ended December
                                  31                 March 31
                            1997       1998       1998       1999
                          --------   --------   --------   --------
                                                    (Unaudited)
North America .........       80%        87%        92%        83%
Europe ................       16          7          7         10
Other .................        4          6          1          7
                              --         --         --         --
                             100%       100%       100%       100%
                             ===        ===        ===        ===



20. Manufacturing and Distribution Agreements

     The Company entered into a Contract Manufacturing Agreement (the Agreement) with SFP Research, Inc. (SFP) in September 1998. Pursuant to the Agreement, SFP will manufacture the Company's products. The price paid by the Company will be SFP's direct manufacturing cost plus a monthly fee of $7,500. The Company has also been granted the option, at its sole discretion, to acquire SFP for an amount not to exceed $700,000 during the term of the Agreement subject to appropriate due diligence. The Agreement has an original term of two years and may be extended by the Company for three additional consecutive one-year periods.

     The Agreement with SFP increased the Company's access to unique immunogenetic products and reagents which allowed the Company to improve the quality and breadth of its product offerings. As a result of the release of these new products, the Company determined that approximately $791,000 of inventory on hand at September 30, 1998 was unusable and as such, a charge for that amount has been reflected in the December 31, 1998 Statement of Operations.

     In June 1998, the Company entered into an exclusive distribution agreement with BioSynthesis, Inc. (BSI). Pursuant to the agreement, the Company has been named the exclusive distributor in the United States and Canada for certain molecular products manufactured by BSI. The agreement has an initial term of three years and may be extended by the Company for three additional consecutive one-year periods. The Company has agreed to certain minimum annual purchase requirements.

21. Pro Forma Adjustments (Unaudited)

     Pro forma basic and diluted loss per share is calculated based upon net loss adjusted for the reduction in after-tax interest expense (approximately $54,000 for the year ended December 31, 1998 and $38,000 for the three months ended March 31, 1999) that would have taken place had the outstanding indebtedness discussed below been retired at the beginning of each period and 1,300,000 shares outstanding plus the estimated number of shares (255,000) which would have to be sold by the Company at the initial public offering price of $5.00 per share to retire the outstanding balances on the notes payable ($575,000), the bank line of credit ($400,000) and the stockholder line of credit ($300,000).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       A prospective investor should rely only on the information contained in this prospectus or in our registration statement filed with the SEC. Gen Trak and the underwriter have not authorized any other person to provide you with any other information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date after the date of this prospectus.



                     -----------------------------------

                               TABLE OF CONTENTS





                                                   Page
                                                  -----
Prospectus Summary ............................    3
   Gen Trak and its Products ..................    3
   The Offering ...............................    3
   Summary Financial Data .....................    4
Statements of Operations Data .................    4
Risk Factors ..................................    6
Dilution ......................................    8
Use of Proceeds ...............................    9
Dividend Policy ...............................   10
Capitalization ................................   11
Selected Financial Data .......................   12
   Statement of Operations Data ...............   12
Management's Discussion and Analysis ..........   13
Gen Trak's Business ...........................   19
Management ....................................   28
Executive Compensation ........................   29
Principal Shareholders ........................   31
Certain Transactions ..........................   34
Description of Securities .....................   35
Underwriting ..................................   37
Shares Eligible for Future Sale ...............   39
Legal Proceedings .............................   40
Legal Matters .................................   40
Experts .......................................   40


                     -----------------------------------

       Until    , 1999 (25 days after the date of this prospectus), all dealers effecting transactions in the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the of dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                 700,000 Units

                            Each Unit Consisting of
                          Two Shares of Common Stock
                          Two Redeemable Common Stock
                               Purchase Warrants




[GRAPHIC OMITTED]


                   ----------------------------------------
                                  PROSPECTUS
                   ----------------------------------------


[GRAPHIC OMITTED]

                              7700 W. Camino Real
                           Boca Raton, Florida 33433
                                (561) 347-1200




                           Beverly Hills, California
                             Boston, Massachusetts
                               Brooklyn, New York
                               Buffalo, New York
                               Chicago, Illinois
                              Clearwater, Florida
                                Duluth, Georgia
                              Edison, New Jersey
                           Eureka Springs, Arkansas
                           Fort Lauderdale, Florida
                         Hasbrook Heights, New Jersey
                             La Jolla, California
                                Naples, Florida
                              New York, New York
                               Orlando, Florida
                               Sarasota Florida
                                Tampa, Florida
                           West Boca Raton, Florida



                                      , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                             ---------------------
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's By-Laws provide that the Company shall indemnify each person who is or was a director, officer or employee of the Company to the fullest extent permitted under Section 1741 of the Pennsylvania Business Corporation Act (the "PBCA"). Section 1741 of the PBCA empowers a Pennsylvania corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

     A Pennsylvania corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimates of fees and expenses incurred or to be incurred in connection with the issuance and distribution of securities being registered, all of which are being paid exclusively by the Company, other than underwriting discounts and commissions are as follows:



       Securities and Exchange Commission filing fee .................    $   5,439
       National Association of Securities Dealers filing fee .........        2,427
       Nasdaq and Exchange filing fees ...............................       12,000
       Underwriter's Non-Accountable Expense Allowance ...............      210,000
       Underwriter's Financial Advisory Fee ..........................      108,000
       State Securities Laws (Blue Sky) fees and expenses ............       25,000*
       Printing and mailing costs and fees ...........................       45,000*
       Legal fees and costs ..........................................      105,000
       Accounting fees and costs .....................................      125,000*
       Transfer Agent fees ...........................................        5,000*
       Miscellaneous expenses ........................................       57,134
                                                                          ---------
       TOTAL .........................................................    $ 700,000


------------
* Estimated


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     1. On September 23, 1998, the Company issued its 10% Promissory Note to Susquehana Holdings Corp. in the principal amount of $300,000. Simultaneously, stockholders of the Company sold 390,000 shares of its Common Stock to Susquehana Holdings Corp., for aggregate consideration of $2,500. No underwriter participated in this transaction. These shareholders were: Arthur
V. Boyce, Jr., George L. Bird, Jr., Harry A. Arena, Gerald Hamburg, Edward Rubin, J. Edmond Mullin, J. Scott Maxwell and Steven H. Lupin. The issuance by the Company of its 10% Promissory Note was exempt from registration under
Section 4(2) of the Act. The Company relied on Section 4(2) based upon its knowledge of the sophistication of the single purchaser. The transfers by the shareholders were exempt under Section 4(1) of the Act. Section 4(1) was applicable as all of the shareholders other than Mr. Boyce had held these shares for at least five years, and Mr. Boyce held these shares for approximately two years. Based on the factors relied upon by the Company in issuing its Promissory Note to Susquehana, the Company could have issued these shares to Susquehana directly. No public solicitation was employed in these transactions, and the purchaser provided the Company and the stockholders with representations regarding his investment intent.

     2. In the fourth quarter of 1998, the Company issued options exercisable for a total of 60,000 shares of common stock to ten people. The options are exercisable at a price of $3.00 per share. One issuance, to Dr. Ertingshausen, was exempt from registration under Section 4(2) of the Act, as Dr. Ertinghausen received these options as consideration for his joining the board of directors. The remaining option issuances were exempt from registration pursuant to Rule
701. The Company relied on Rule 701 as (i) all of these options were issued pursuant to the Company's 1998 Stock Option Plan, a written compensatory benefit plan within the meaning of Rule 701, (ii) five of these individuals were employees of the Company, and four individuals were consultants not engaged in the offer or sale of securities in connection with capital raising and (iii) the aggregate value of the shares issuable under these options did not exceed $500,000.

     3. In November, 1998, the Company issued $575,000 in principal amount of its unsecured Promissory Notes due September 28, 1999 to sixteen purchasers. These notes were sold for 100% of their face value. Barron Chase Securities, Inc. acted as Selling Agent for the Company in that offering, Barron Chase received a selling commission equal to 10% of the purchase price of the Notes sold, and a non-accountable expense allowance equal to 3% of the purchase price of the Notes. Upon closing of the initial public offering which is the subject of this registration statement, the holders of the Notes will be issued an aggregate of 115,000 shares of the Company's common stock. This sale of the Notes was, and the issuance of the shares will be, exempt from registration pursuant to Rule 506 of Regulation D. The Company relied on Rule 506 as the investors were all "accredited investors" as defined in Regulation D, no public solicitation was employed, the purchasers bought the securities with investment intent and the shares may not be transferred for 24 months after issuance.

ITEM 27. EXHIBITS.




 EXHIBIT NO.                                         DESCRIPTION
-------------   -------------------------------------------------------------------------------------
    1.1         Form of Underwriting Agreement between the Company and Barron Chase Securities, Inc.
    1.2         Form of Selected Dealers Agreement
    1.3         Form of Underwriter's Warrant Agreement and Form of Warrant Certificate
    3.1         Articles of Incorporation and Amendments thereto
    3.2         Bylaws
    3.3         Form of Specimen Common Stock Certificate*
    3.4         Form of Specimen Warrant Certificate
    3.5         1998 Stock Option Plan
    3.6         Form Unit Certificate*
    3.7         Amendments to Bylaws
    4.0         Agreement between the Company and Stocktrans, Inc. (Warrant Agent)
    5.0         Form of Opinion of Connolly Epstein Chicco Foxman Oxholm & Ewing
   10.1         Addendum to Employment Agreement between the Company and Arthur Boyce
   10.2         Form of Financial Advisory Agreement with Underwriter
   10.3         Form of Merger and Acquisition Agreement with Underwriter
   10.4         Consulting Agreement between the Company and George Bird
   10.5         Promissory Note from the Company to Susquehana Holdings Corp.
   10.6         Purchase Agreement between the Company and Susquehana Holdings Corp.
   10.7         Consulting Agreement between the Company and Norbert Zeelander
   10.8         Manufacturing Agreement between the Company and SFP Research, Inc.
   10.9         Distribution Agreement between the Company and Biosynthesis, Inc.
   24.1         Consent of Ernst & Young LLP
   24.2         Consent of Connolly Epstein Chicco Foxman Oxholm & Ewing (continued in Exhibit 5.0)
   27.0         Financial Data Schedule (Electronic Filing only)

* To be filed by Amendment


ITEM 28. UNDERTAKINGS.

     The Registrant hereby undertakes the following:

     (a)(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

       (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

      (ii) Reflect in the prospectus any facts or event which, individually or together, represent a fundamental change in the information in the registration statement; and

       (iii) Include any additional or changed material information on the plan of distribution.

     (a)(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (a)(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (d) Will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f)(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in Plymouth Meeting, Pennsylvania, on May 12, 1999.


                                          GEN TRAK, INC.




                                          By: /s/ Arthur V. Boyce, Jr
                                             ----------------------------------

                                             Arthur V. Boyce, Jr.
                                             President and Chief Executive
                                             Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





           Signature                                Title                           Date
------------------------------   -------------------------------------------   -------------

    /s/ Arthur V. Boyce, Jr.     President, Director and Chief Executive       May 12, 1999
 -----------------------------   Officer
       Arthur V. Boyce, Jr.

     /s/ George L. Bird, Jr.     Chairman of the Board, Secretary and          May 12, 1999
 -----------------------------   Director
        George L. Bird, Jr.

        /s/ Harry A. Arena       Treasurer, Principal Financial Officer and    May 12, 1999
 -----------------------------   Director
        Harry A. Arena

        /s/ Gerald Hamburg       Director                                      May 12, 1999
 -----------------------------
        Gerald Hamburg

      /s/ Donald O. Nichols      Vice-President, Controller and Principal      May 12, 1999
 ----------------------------    Accounting Officer
       Donald O. Nichols

   /s/ Gerhard Ertingshausen     Director                                      May 12, 1999
 ----------------------------
      Gerhard Ertingshausen

                                 EXHIBIT INDEX




EXHIBIT NO.                                    DESCRIPTION
-------------   ------------------------------------------------------------------------
    1.1         Form of Underwriting Agreement between the Company and Barron Chase
                Securities, Inc.
    1.2         Form of Selected Dealers Agreement
    1.3         Form of Underwriter's Warrant Agreement and Form of Warrant Certificate
    3.1         Articles of Incorporation and Amendments thereto
    3.2         Bylaws
    3.3         Form of Specimen Common Stock Certificate+
    3.4         Form of Specimen Warrant Certificate
    3.5         1998 Stock Option Plan
    3.6         Form Unit certificate+
    3.7         Amendments to Bylaws
    4.0         Agreement between the Company and Stocktrans, Inc. (Warrant Agent)
    5.0         Form of Opinion of Connolly Epstein Chicco Foxman Oxholm & Ewing
   10.1         Addendum to Employment Agreement between the Company and Arthur Boyce
   10.2         Form of Financial Advisory Agreement with Underwriter
   10.3         Form of Merger and Acquisition Agreement with Underwriter
   10.4         Consulting Agreement between the Company and George Bird
   10.5         Promissory Note from the Company to Susquehana Holdings Corp.
   10.6         Purchase Agreement between the Company and Susquehana Holdings Corp.
   10.7         Consulting Agreement between the Company and Norbert Zeelander
   10.8         Manufacturing Agreement between the Company and SFP Research, Inc.
   10.9         Distribution Agreement between the Company and Biosynthesis, Inc.
   24.1         Consent of Ernst & Young LLP*
   24.2         Consent of Connolly Epstein Chicco Foxman Oxholm & Ewing (contained in
                Exhibit 5.0)
   27.0         Financial Data Schedule (Electronic Filing only)*



* Filed with Amendment No. 1

+ To be filed by further Amendment